Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT

This AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits, schedules and attachments hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of July 23, 2015, which amends and restates in its entirety that certain Restructuring Support Agreement, dated as of March 10, 2015 (as amended, supplemented or otherwise modified prior to the Restructuring Support Effective Date (as defined below), the “Original Restructuring Support Agreement”), is entered into by and among (a) Allied Nevada Gold Corp., a Delaware corporation (“ANV”), and its undersigned direct and indirect subsidiaries (together with ANV, the “Debtors”), (b)(i) each of the beneficial owners (or investment managers or advisors for the beneficial owners) of the Notes (as defined below) identified on the signature pages hereto (such Persons (as defined below) described in this clause (b)(i), together with any of their respective successors and permitted assigns under this Agreement that are affiliates or related funds of such Persons, each, an “Initial Consenting Noteholder” and, collectively, the “Initial Consenting Noteholders”) and (ii) each of the other beneficial owners (or investment managers or advisors for the beneficial owners) of the Notes that becomes a party to this Agreement after the Restructuring Support Effective Date in accordance with the terms hereof by executing and delivering a Joinder Agreement (as defined below) (such Persons described in this clause (b)(ii), together with any of their respective successors and permitted assigns under this Agreement, each, an “Additional Consenting Noteholder” and collectively, the “Additional Consenting Noteholders” and, together with the Initial Consenting Noteholders, the “Consenting Noteholders”), and (c)(i) The Bank of Nova Scotia (“Scotia”) and Wells Fargo Bank, National Association (“Wells Fargo” and, together with Scotia, the “Initial Secured Lenders”) and (ii) each of the successor lenders by Transfer (as defined below) under the Credit Agreement or the Swap (each as defined below) that becomes a party to this Agreement after the Restructuring Support Effective Date in accordance with the terms hereof by executing and delivering a Joinder Agreement (such Persons described in this clause (c)(ii), together with any of their respective successors and permitted assigns under this Agreement, each, a “Successor Secured Lender” and collectively, the “Successor Secured Lenders” and, together with the Initial Secured Lenders, the “Secured Lenders”). The Debtors, each of the Consenting Noteholders and each of the Secured Lenders are referred to herein as the “Parties” and individually as a “Party”. The Secured Lenders and the Consenting Noteholders are referred to herein as the “Creditor Parties” and individually as a “Creditor Party”. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Modified Plan or the Restructuring Term Sheet, as applicable. Notwithstanding anything to the contrary contained in this Agreement, Scotia shall not constitute a Consenting Noteholder for purposes of this Agreement, unless approved in writing by the Debtors, Scotia, and the Requisite Consenting Noteholders (exclusive of Scotia).

PRELIMINARY STATEMENTS

WHEREAS, pursuant to the Original Restructuring Support Agreement, the Parties agreed to undertake a financial restructuring and recapitalization (the “Original Restructuring Transaction”) of the Debtors, commencing with the filing of the voluntary, pre-arranged jointly administered chapter 11 cases (the “Chapter 11 Cases”) captioned In re Allied Nevada Gold Corp., Case No. 15-10503 (MFW) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), on terms materially consistent with the terms and conditions set forth in the term sheet attached thereto as Exhibit A (the “Original Restructuring Term Sheet”), which terms and conditions were subsequently set forth in the Debtors’ Joint Chapter 11 Plan of Reorganization [Docket No. 251] (the “Original Plan”) filed with the Bankruptcy Court;

WHEREAS, on March 10, 2015, the Debtors commenced the Chapter 11 Cases to effectuate the Original Restructuring Transaction in accordance with the Original Restructuring Support Agreement and Original Restructuring Term Sheet and thereafter filed the Original Plan and a disclosure statement for the Original Plan [Docket No. 252];

WHEREAS, on March 12, 2015, the Debtors, the DIP Agent (as defined below) and each of the DIP Lenders (as defined below) entered into the DIP Credit Agreement (as defined below) as authorized under the DIP Facility Order (as defined below);

WHEREAS, as a result of changed circumstances, the Parties have agreed to modify the Original Restructuring Transaction and amend and restate the Original Restructuring Support Agreement, as set forth herein;

WHEREAS, as of the date hereof, the Initial Consenting Noteholders collectively own or control, in the aggregate, in excess of 76.24% of the aggregate outstanding principal amount of the 8.75% senior unsecured notes due 2019 (as amended, supplemented or otherwise modified from time to time, the “Notes”), issued by ANV pursuant to that certain Indenture, dated as of May 25, 2012 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), by and between ANV and Computershare Trust Company of Canada, as trustee (in such capacity, together with any successor trustee, the “Indenture Trustee”);

WHEREAS, as of the date hereof, (i) the Initial Secured Lenders collectively own or control all amounts outstanding under that certain Third Amended and Restated Credit Agreement, dated as of May 8, 2014 (as may be amended, supplemented or otherwise modified, from time to time, the “Credit Agreement”), among ANV, as borrower, Scotia, as administrative agent, the Initial Secured Lenders, as co-collateral agents, and the lenders party thereto (other than the Swap), and (ii) Scotia owns or controls all amounts outstanding under the Swap;

WHEREAS, pursuant to the terms of Section 9 of the Original Restructuring Support Agreement, the Original Restructuring Support Agreement can be amended in a writing signed by the Debtors, the “Requisite Consenting Noteholders” (as defined in the Original Restructuring Support Agreement) and (except as provided in the Original Restructuring Support Agreement) the “Requisite Secured Lenders” (as defined in the Original Restructuring Support Agreement), subject to certain exceptions that are not implicated by this Agreement;

WHEREAS, (x) the Initial Consenting Noteholders constitute the “Requisite Consenting Noteholders” under the Original Restructuring Support Agreement and (y) the Initial Secured Lenders constitute the “Requisite Secured Lenders” under the Original Restructuring Support Agreement;

WHEREAS, the Debtors, the Initial Consenting Noteholders and the Initial Secured Lenders have agreed to modify the Original Restructuring Transaction in accordance with, and subject to the terms and conditions set forth in, this Agreement and in (i) the chapter 11 plan of reorganization attached hereto as Exhibit A (including any schedules, annexes and exhibits attached thereto, each as may be modified in accordance with the terms hereof, the “Modified Plan”) and (ii) the restructuring term sheet attached hereto as Exhibit B (the “Restructuring Term Sheet”) (such restructuring transaction, the “Restructuring Transaction”);

WHEREAS, each of the Restructuring Term Sheet and the Modified Plan, each of which is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein, is the product of arm’s-length, good faith negotiations among the Debtors, the Initial Consenting Noteholders, the Initial Secured Lenders, and their respective professionals and sets forth the material terms and conditions of the Restructuring Transaction, as supplemented by the terms and conditions of this Agreement;

WHEREAS, the Modified Plan will contemplate, among other things, Reorganized ANV issuing the New Second Lien Convertible Notes in connection with the Exit Facility (as defined below);

WHEREAS, contemporaneously with the execution of this Agreement, the Debtors and the Exit Facility Lenders will enter into the Exit Facility Commitment Letter (as defined below) with respect to the funding of the Exit Facility, subject to entry of the Exit Facility Commitment Order (as defined below);

WHEREAS, contemporaneously with the execution of this Agreement, the Majority Lenders (as defined in the DIP Credit Agreement) have waived certain existing and anticipated Events of Default (as defined in the DIP Credit Agreement), as set forth in the DIP Waiver attached hereto as Exhibit D; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Modified Plan and Restructuring Term Sheet.

Each of the Modified Plan and the Restructuring Term Sheet is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein. The Modified Plan and the Restructuring Term Sheet set forth the terms and conditions of the Restructuring Transaction.

2.	Certain Definitions; Rules of Construction.

As used in this Agreement, the following terms have the following meanings:

(a) “ABL Claims” means any and all claims arising under the Credit Agreement and the other “Credit Documents” (as defined in the Credit Agreement).

(b) “Alternative Transaction” means any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets, financing (debt or equity) or restructuring of the Debtors, other than the Restructuring Transaction.

(c) “Claims and Interests” means, as applicable, ABL Claims, Swap Claims, Note Claims, Other Claims and Equity Interests.

(d) “Confirmation Order” means an order of the Bankruptcy Court confirming the Modified Plan pursuant to section 1129 of the Bankruptcy Code, including all exhibits, appendices, supplements and related documents, which order shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Noteholders and the Requisite Secured Lenders; provided, however, that any documents or provisions of such documents that are, or that relate to, the Excluded Matters shall not be required to be reasonably acceptable to the Requisite Secured Lenders.

(e) “Consenting Noteholders’ Advisors” means (i) Stroock & Stroock & Lavan LLP (“Stroock”), as lead counsel for the Consenting Noteholders, (ii) Young Conaway Stargatt & Taylor LLP, as Delaware local counsel for the Consenting Noteholders, (iii) Goodmans LLP, as Canadian local counsel for the Consenting Noteholders, (iv) one Nevada local counsel for the Consenting Noteholders (if applicable), and (v) Houlihan Lokey, Inc., as financial advisor to the Consenting Noteholders.

(f) “Creditor Group” means each of (i) the Consenting Noteholders and (ii) the Secured Lenders.

(g) “DIP Agent” means Wilmington Savings Fund Society, FSB, in its capacity as administrative agent and collateral agent under the DIP Facility.

(h) “DIP Credit Agreement” means that certain Secured Multiple Draw Debtor-in-Possession Credit Agreement, dated as of March 12, 2015, among the Debtors, the DIP Agent, and the DIP Lenders and any and all other loan documents evidencing obligations of the Debtors arising thereunder, including any and all guaranty, security and collateral documents, in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

(i) “DIP Facility” means the $78,000,000.00 debtor in possession credit facility established pursuant to the DIP Credit Agreement and approved by the Bankruptcy Court pursuant to the DIP Facility Order.

(j) “DIP Facility Order” means, as applicable, the Interim Order: (I) Pursuant to 11 U.S.C. §§ 105, 361, 362, 363 and 364 Authorizing the Debtors to (A) Obtain Postpetition Financing, (B) Grant Liens and Superpriority Administrative Expense Status, (C) Use Cash Collateral of Prepetition Secured Parties, and (D) Grant Adequate Protection to Prepetition Secured Parties; (II) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 4001(b) and 4001(c); and (III) Granting Related Relief [Docket No. 70] and the Final Order: (I) Pursuant to 11 U.S.C. §§ 105, 361, 362, 363 and 364 Authorizing the Debtors to (A) Obtain Postpetition

Financing, (B) Grant Liens and Superpriority Administrative Expense Status, (C) Use Cash Collateral of Prepetition Secured Parties, and (D) Grant Adequate Protection to Prepetition Secured Parties; and (II) Granting Related Relief [Docket No. 218].

(k) “DIP Lenders” means the lenders and financial institutions from time to time party to the DIP Facility and defined as “Lenders” thereunder.

(l) “DIP Waiver” means the waivers, dated as of the date hereof, and delivered by the Majority Lenders to the Debtors, in the form attached hereto as Exhibit D.

(m) “Disclosure Statement” means the disclosure statement for the Modified Plan that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and other applicable law, and all exhibits, schedules, supplements, modifications and amendments thereto, all of which shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Noteholders and the Requisite Secured Lenders; provided, however, that any provisions therein that are, or that relate to, (i) the Debtors’ organizational matters (including any certificates of formation, articles of incorporation, bylaws, limited liability company agreements, partnership agreements, stockholders’ agreements, registration rights agreements, investor rights agreements, other organizational documents, and any other comparable documents or agreements), (ii) the Debtors’ corporate governance matters (including matters related to board of director and comparable governing bodies and appointment rights, indemnification and fiduciary duties, and procedural matters with respect thereto), (iii) the New Common Stock, or any other equity or rights convertible into equity of the Debtors, (iv) the list of assumed contracts, leases, and other executory contracts, (v) employment agreements, employee benefit plans, compensation arrangements, severance arrangements and any other agreement, plan, arrangement, program, policy or other arrangement relating to employment-related matters, or (vi) any other matters, agreements, or documents governing rights and obligations solely as between the Debtors, the equity holders and holders of General Unsecured Claims (as defined in the Modified Plan) (each, in their capacity as such), in each case, unless (A) materially adverse to the Secured Lenders or (B) related to the Secured Lenders, the Credit Agreement, the Swap, the matters addressed in the Restructuring Term Sheet, the treatment of the ABL Claims or the Swap Claims, the documents listed in clause (viii) of the definition of “Restructuring Documents” or any other documentation relating to the use of cash collateral or any exit financing (such matters, agreements and documents referred to in clauses (i)-(vi) above (unless excluded by the foregoing clauses (A) and (B)), collectively, the “Excluded Matters”), shall not be required to be reasonably acceptable to the Requisite Secured Lenders.

(n) “Disclosure Statement Order” means an order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation (as defined below), which order shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Noteholders and the Requisite Secured Lenders; provided, however, that any provisions therein that are, or that relate to, the Excluded Matters shall not be required to be reasonably acceptable to the Requisite Secured Lenders.

(o) “Effective Date” means the date upon which all conditions precedent to the effectiveness of the Modified Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the transactions to occur on the Effective Date pursuant to the Modified Plan become effective or are consummated.

(p) “Equity Interests” means any capital stock, limited liability company interests, partnership interests or other equity, ownership or profits interests in ANV, and any options, warrants, conversion privileges or rights of any kind to acquire any capital stock, limited liability company interests, partnership interests or other equity, ownership or profits interests in ANV.

(q) “Exit Facility” means the post-Effective Date exit financing for Reorganized ANV in the form of New Second Lien Convertible Notes issued pursuant to the New Second Lien Convertible Notes Definitive Agreement.

(r) “Exit Facility Commitment” means the several (and not joint nor joint and several) commitments from the Exit Facility Lenders set forth in, and subject to the terms and conditions of, the Exit Facility Commitment Letter and the Restructuring Term Sheet to purchase the New Second Lien Convertible Notes in an original aggregate principal amount equal to the greater of (i) an amount sufficient for Reorganized ANV to have at least $8.0 million of Cash on the Effective Date after giving pro forma effect to, without duplication, (I) all Cash payments to be made under (A) the Modified Plan or (B) an order of the Bankruptcy Court, in each case whether paid on or in connection with the Effective Date (excluding, for the avoidance of doubt, New First Lien Term Loan Excess Cash Flow Payments (as defined in the Restructuring Term Sheet)), (II) the payment of all Fees (as defined in the Restructuring Term Sheet) accrued through and including the Effective Date and (III) the payment of any Compensation Plan Payments and (ii) an amount such that the aggregate amount of (x) the Cash proceeds of the DIP Facility received by the Debtors prior to the Effective Date plus (y) the Cash proceeds of the Exit Facility not used to pay the DIP Facility Consideration equals $65.0 million; provided, however, that in no event shall the Exit Facility Lenders be obligated to fund amounts under clause (i) above which would cause the aggregate principal amount of the New Second Lien Convertible Notes issued pursuant to the Exit Facility on the Effective Date to exceed $80.0 million.

(s) “Exit Facility Commitment Letter” means the letter agreement, dated as of July 23, 2015, by and between the Debtors and the Exit Facility Lenders, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the Exit Facility Commitment Order.

(t) “Exit Facility Commitment Letter Motion” means the motion and proposed form of order to be filed by the Debtors with the Bankruptcy Court (which may be part of the RSA Assumption Motion or motion to approve the Disclosure Statement) seeking the approval of the Exit Facility Commitment Letter and granting related relief, which motion and proposed form of order shall be materially consistent with this Agreement and the Exit Facility Commitment Letter and otherwise in form and substance reasonably acceptable to the Debtors and the Requisite Exit Facility Lenders.

(u) “Exit Facility Commitment Order” means a Final Order of the Bankruptcy Court approving the terms of the Exit Facility Commitment Letter, which order shall be in form and substance acceptable to the Debtors and the Requisite Exit Facility Lenders and may be the RSA Order, the Disclosure Statement Order or the Confirmation Order.

(v) “Exit Facility Lenders” means affiliates of and/or related funds or other vehicles of Aristeia Capital LLC, Highbridge Capital Management, LLC, Mudrick Capital Management, LP, Whitebox Advisors LLC, Wolverine Asset Management LP and USAA Asset Management.

(w) “Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Bankruptcy Rule 8002; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous Bankruptcy Rule, may be filed relating to such order, shall not cause an order not to be a Final Order.

(x) “Material Adverse Effect” means any event, change, effect, occurrence, development, circumstance or change of fact occurring after the date hereof that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, condition (financial or otherwise), assets or liabilities of the Debtors, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, change, effect, occurrence, development, circumstance or change of fact arising out of, resulting from or relating to the commencement or existence of the Chapter 11 Cases, the announcement of the Modified Plan and the Restructuring Transaction, the pendency of the Restructuring Transaction, or compliance by any Party with the covenants and agreements contained herein, in the Modified Plan or in the Restructuring Documents.

(y) “Note Claims” means any and all claims arising under the Indenture or in respect of the Notes.

(z) “Other Claims” means any claims against the Debtors other than any Note Claims, ABL Claims or Swap Claims.

(aa) “Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a governmental or regulatory authority, or any legal entity or association.

(bb) “Plan Supplement” means the supplement or supplements to the Modified Plan containing certain schedules, documents and/or forms of documents relevant to the implementation of the Modified Plan, to be filed with the Bankruptcy Court prior to the hearing held by the Bankruptcy Court to consider confirmation of the Modified Plan, each of which shall contain terms and conditions materially consistent with this Agreement and shall otherwise be in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Noteholders and the Requisite Secured Lenders; provided, however, that any documents or provisions of such documents that are, or that relate to, the Excluded Matters shall not be required to be reasonably acceptable to the Requisite Secured Lenders.

(cc) “Requisite Consenting Noteholders” means, as of any date of determination, the Consenting Noteholders who own or control as of such date at least 50.01% in principal amount of the Notes owned or controlled by all of the Consenting Noteholders as of such date.

(dd) “Requisite Exit Facility Lenders” means, as of any date of determination, the Exit Facility Lenders who own or control as of such date at least 75% of the Exit Facility Commitment as of such date.

(ee) “Requisite Secured Lenders” means, as of any date of determination, the Secured Lenders who own or control as of such date at least 50.01% in principal amount of the ABL Claims and Swap Claims owned or controlled by all of the Secured Lenders, as of such date.

(ff) “Restructuring Documents” means all agreements, instruments, pleadings, orders or other documents (including all exhibits, schedules, supplements, appendices, annexes and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to this Agreement, the Modified Plan and/or the Restructuring Transaction, including, but not limited to, (i) the Plan Supplement, (ii) the Disclosure Statement and any motion seeking the approval thereof, (iii) the Disclosure Statement Order, (iv) the Confirmation Order, (v) the RSA Assumption Motion and the RSA Order, (vi) any “first day” motions (the “First Day Motions”), (vii) the ballots, the motion to approve the form of the ballots and the Solicitation, and the order of the Bankruptcy Court approving the form of the ballots and the Solicitation, (viii) any documentation relating to the DIP Facility, the New First Lien Term Loan Credit Facility, the New Intercreditor Agreement, the New Second Lien Convertible Notes Definitive Agreement, the Exit Facility and the Exit Facility Commitment Letter, and (ix) any documentation relating to the use of cash collateral, distributions provided to the holders of any Claims and Interests, any exit financing, organizational documents, shareholder-related agreements or other related documents, each of which shall contain terms and conditions materially consistent with this Agreement, the Restructuring Term Sheet and the Modified Plan and shall otherwise be in form and substance acceptable to the Debtors, the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders and, as and to the extent required pursuant to this Agreement, the Requisite Secured Lenders.

(gg) “Restructuring Support Effective Date” means, as to each Party, the date upon which this Agreement becomes effective and binding (or is deemed to become effective and binding) on such Party in accordance with the provisions of Section 11 hereof.

(hh) “Restructuring Support Period” means, with reference to any Party, the period commencing on the Restructuring Support Effective Date applicable to such Party and ending on the earlier of (i) the Effective Date and (ii) the date on which this Agreement is terminated with respect to such Party in accordance with Section 5 hereof.

(ii) “RSA Assumption Motion” means the motion and proposed form of order to be filed by the Debtors with the Bankruptcy Court seeking the approval of this Agreement, authorizing the payment of certain fees, expenses and other amounts hereunder, and granting related relief, which motion and proposed form of order shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Noteholders and the Requisite Secured Lenders.

(jj) “RSA Order” means an order of the Bankruptcy Court approving the RSA Assumption Motion, which order shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Noteholders and the Requisite Secured Lenders.

(kk) “Secured Lenders’ Advisors” means (i) Wachtell, Lipton, Rosen & Katz (“Wachtell”), as counsel to Scotia as administrative agent under the Credit Agreement; (ii) Morris, Nichols, Arsht & Tunnell LLP, as Delaware local counsel for the Secured Lenders; (iii) Fennemore Craig, P.C.; (iv) RPA Advisors, LLC, as financial advisor to the Secured Lenders; (v) JDS Energy & Mining USA LLC (“JDS”), as technical advisor to the Secured Lenders; (vi) McMillan LLP; and (vii) Fasken Martineau.

(ll) “Solicitation” means the solicitation of votes in connection with the Modified Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

(mm) “Swap Claims” means any and all claims arising under the ISDA 2002 Master Agreement, dated as of May 15, 2012, between ANV and Scotia, as amended, supplemented or otherwise modified from time to time, together with all trade confirmations, schedules, exhibits, appendices and annexes thereto (the “Swap”).

(nn) “Transaction Expenses” means all reasonable and documented fees, costs and expenses of the Consenting Noteholders’ Advisors and Secured Lenders’ Advisors, in each case, (i) in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation and enforcement of this Agreement, the Modified Plan, the Disclosure Statement and any of the other Restructuring Documents, and the transactions contemplated thereby, or any amendments, waivers, consents, supplements or other modifications to any of the foregoing and (ii)(A) consistent with any engagement letters entered into between the Debtors and the applicable Consenting Noteholders’ Advisors or Secured Lenders’ Advisors (as supplemented and/or modified by this Agreement), as applicable, or (B) as provided in the DIP Facility Order, or (C) in the case of JDS, consistent with the engagement letter dated as of June 22, 2015 (it being understood that any amounts owed to JDS under such engagement letter shall be repaid promptly after the date of entry of the RSA Order).

Unless otherwise specified, references in this Agreement to any Section or clause refer to such Section or clause as contained in this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import in this Agreement refer to this Agreement as a whole, and not to any particular Section or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”.

3.	Agreements of the Creditor Parties.

(a) Support of Restructuring Transaction. Each of the Creditor Parties agrees that, for the duration of the Restructuring Support Period, unless otherwise consented to in writing by the Debtors, the Requisite Consenting Noteholders and the Requisite Secured Lenders or unless required (or prohibited) by applicable law, such Creditor Party shall:

(i) support, and take all reasonable actions necessary to facilitate the implementation and consummation of the Restructuring Transaction (including, but not limited to, the Bankruptcy Court’s approval of the Restructuring Documents, the Solicitation, confirmation of the Modified Plan and the consummation of the Restructuring Transaction pursuant to the Modified Plan);

(ii) (A) subject to the receipt by the Creditor Parties of the Disclosure Statement approved by the Disclosure Statement Order, timely vote, or cause to be voted, its Claims and Interests to accept the Modified Plan by delivering its duly executed and completed ballot accepting the Modified Plan on a timely basis following commencement of the Solicitation, pursuant to the terms of the Disclosure Statement Order, and (B) not change, withdraw or revoke such vote (or cause or direct such vote to be changed, withdrawn or revoked); provided, however, that such vote may be revoked (and, upon such revocation, deemed void ab initio) by such Creditor Party at any time following the expiration of the Restructuring Support Period (it being understood by the Parties that any modification of the Modified Plan that results in a termination of this Agreement pursuant to Section 5 hereof shall entitle such Creditor Party the opportunity to change its vote in accordance with section 1127(d) of the Bankruptcy Code, and the Solicitation materials with respect to the Modified Plan shall be consistent with this proviso);

(iii) not (A) directly or indirectly propose, support, assist, solicit, or vote for, any Alternative Transaction, (B) support or encourage the termination or modification of the Debtors’ exclusive period for the filing of a plan of reorganization or the Debtors’ exclusive period to solicit a plan of reorganization, (C) take any other action, including but not limited to initiating any legal proceedings or enforcing rights as a holder of Claims and Interests that is inconsistent with this Agreement or the Restructuring Documents, or that would reasonably be expected to prevent, interfere with, delay or impede the implementation or consummation of the Restructuring Transaction (including, but not limited to, the Bankruptcy Court’s approval of the Restructuring Documents, the Solicitation and confirmation of the Modified Plan and the consummation of the Restructuring Transaction pursuant to the Modified Plan); and (D) oppose or object to, or support any other Person’s efforts to oppose or object to, the approval of the First Day Motions and any other motions filed by the Debtors in furtherance of the Restructuring Transaction that are consistent with this Agreement;

(iv) timely vote or cause to be voted its Claims and Interests against any Alternative Transaction;

(v) if holders of the Notes have requested the Indenture Trustee to exercise rights or remedies under the Indenture or if the Indenture Trustee shall have publicly announced that it intends to exercise rights or remedies under the Indenture, direct the Indenture Trustee not to exercise any rights (including rights of acceleration or payment) or remedies or assert or bring any claims under or with respect to the Indenture; and

(vi) support any recognition or similar proceedings filed in Canada by the Debtors to address any class action proceedings against the Debtors pending in the Canadian courts;

provided, however, that nothing in this Section 3(a) shall require any Creditor Party to incur any material expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in material expenses, liabilities or other obligations to any Creditor Party.

Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of (1) the DIP Agent under the DIP Facility or the DIP Facility Order or any of the DIP Lenders under or with respect to the DIP Facility or the DIP Facility Order (except as expressly provided by this Agreement and the Modified Plan with respect to the standstill of 30 days with respect to the exercise of remedies against collateral in favor of the holders of the ABL Claims and the Swap Claims, the junior status of the DIP Facility with regard to the ABL Claims and the Swap Claims, and the limitations on repayment of the DIP Facility in certain circumstances prior to payment of the ABL Claims and the Swap Claims or as otherwise provided by the DIP Facility Order), or (2) either of the Initial Secured Lenders under the DIP Facility Order.

(b) Rights of Creditor Parties Unaffected. Nothing contained herein shall limit (i) the rights of a Creditor Party under any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including, without limitation, appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as the exercise of any such right is not inconsistent with such Creditor Party’s obligations hereunder; (ii) the ability of a Creditor Party to purchase, sell or enter into any transactions in connection with the Notes or the Claims and Interests, subject to the terms hereof; (iii) any right of any Creditor Party under (x) the Indenture, the Credit Agreement or the Swap (including the right of any Creditor Party to terminate the Swap or any provision thereof in accordance with the terms thereof), or constitutes a waiver or amendment of any provision of the Indenture, the Credit Agreement or the Swap, as applicable, and (y) any other applicable agreement, instrument or document that gives rise to a Creditor Party’s Claims and Interests, or constitutes a waiver or amendment of any provision of any such agreement, instrument or document, subject to the terms of Section 3(a) hereof; (iv) the ability of a Creditor Party to consult with other Creditor Parties or the Debtors; or (v) the ability of a Creditor Party to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any of the Restructuring Documents.

(c) Transfers. Each Creditor Party agrees that, for the duration of the Restructuring Support Period, such Creditor Party shall not sell, transfer, loan, issue, pledge, hypothecate, assign, grant, or otherwise dispose of (including by participation), directly or indirectly, in whole or in part, any of its Claims and Interests, or any option thereon or any right or interest therein (including granting any proxies, depositing any Claims and Interests into a voting trust or entering into a voting agreement with respect to any Claims and Interests) (collectively, “Transfer”), unless the transferee of such Claims and Interests (the “Transferee”) either (i) is a Consenting Noteholder (in the case of any transfer of Notes Claims) or a Secured Lender (in the case of any transfer of ABL Claims or Swap Claims) or (ii) prior to the effectiveness of such Transfer, agrees in writing, for the benefit of the Parties, to become a Creditor Party and to be bound by all of the terms of this Agreement applicable to a Creditor Party (including with respect to any and all claims or interests it already may own or control against or in the Debtors prior to such Transfer) by executing a joinder agreement, substantially in the form attached hereto as Exhibit C (the “Joinder Agreement”), and by delivering an executed copy thereof to Akin Gump Strauss Hauer & Feld LLP, Stroock, Wachtell and, solely so long as Wells Fargo holds any ABL Claims, Paul Hastings (in each case, at the address for such law firms set forth in Section 21 hereof and prior to the effectiveness of such Transfer), in which event (x) the Transferee shall be deemed to be a Consenting Noteholder or Secured Lender, as applicable, hereunder to the extent of such transferred Claims and Interests (and all claims or interests it already may own or control against or in the Debtors prior to such Transfer) and (y) the transferor Creditor Party shall be deemed to relinquish its rights, and be released from its obligations, under this Agreement to the extent of such transferred Claims and Interests. Notwithstanding the foregoing, the restrictions on Transfer set forth in this Section 3(c) shall not apply to the grant of any liens or encumbrances on any Claims and Interests in favor of a bank or broker-dealer holding custody of such Claims and Interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Claims and Interests. Each Creditor Party agrees that any Transfer of any Claims and Interests that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Debtors and each other Creditor Party shall have the right to enforce the voiding of such Transfer.

(d) Qualified Market Maker. Notwithstanding anything herein to the contrary, (i) any Creditor Party may Transfer any of its Claims and Interests to an entity that is acting in its capacity as a Qualified Marketmaker (as defined below) without the requirement that the Qualified Marketmaker be or become a Creditor Party; provided, however, that the Qualified Marketmaker subsequently Transfers all right, title and interest in such Claims and Interests to a Transferee that is or becomes a Creditor Party as provided above, and the Transfer documentation between the transferring Creditor Party and such Qualified Marketmaker shall contain a requirement that provides as such (the transferring Creditor Party shall use commercially reasonable efforts to allow the Debtors to be explicit third party beneficiaries of such requirement); and (ii) to the extent any Creditor Party is acting in its capacity as a Qualified Marketmaker, it may Transfer any Claims and Interests that it acquires from a holder of such Claims and Interests that is not a Creditor Party without the requirement that the Transferee be or become a Creditor Party. Notwithstanding the foregoing, if, at the time of the proposed Transfer of such Claims and Interests to the Qualified Marketmaker, such Claims and Interests (x) may be voted on the Modified Plan or any Alternative Transaction, the proposed transferor Creditor Party must first vote such Claims and Interests in accordance with the requirements of Section 3(a), or (y) have not yet been and may not yet be voted on the Modified Plan or any Alternative Transaction and such Qualified Marketmaker does not Transfer such Claims and Interests to a subsequent Transferee prior to the fifth (5th) business day prior to the expiration of the voting deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the Transfer documentation to the Qualified Marketmaker shall have provided that it shall), on the first business day immediately following the Qualified Marketmaker Joinder Date, become a Creditor Party with respect to such Claims and Interests in accordance with the terms hereof (provided that the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Creditor Party with respect to such Claims and Interests at such time that the Transferee of such Claims and Interests becomes a Creditor Party with respect to such Claims and Interests). For these purposes, “Qualified Marketmaker” means an entity that (X) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers Claims and Interests, or enter with customers into long and/or short positions in Claims and Interests, in its capacity as a dealer or market maker in such Claims and Interests; and (Y) is in fact regularly in the business of making a market in claims, interests and/or securities of issuers or borrowers.

(e) Additional Claims. To the extent any Creditor Party (i) acquires additional Claims and Interests or (ii) holds or acquires any other claims against or interests in the Debtors, such Creditor Party agrees that any of the foregoing shall automatically and immediately be deemed subject to this Agreement, including the obligations with respect to Claims and Interests set forth in Section 3(a) hereof.

(f) Wells Fargo Assignment. Wells Fargo and Mudrick Distressed Opportunity Fund Global, LP and Blackwell Partners, LLC (collectively, “Mudrick”) have executed and delivered those certain LSTA Distressed Trade Confirmations dated as of July 20, 2015 (the “Trade Confirmations”). Wells Fargo and Mudrick represent that, pursuant to and to the extent set forth in the terms of the Trade Confirmations, Wells Fargo has agreed to sell to Mudrick, and Mudrick has agreed to purchase from Wells Fargo, substantially all of Wells Fargo’s rights and obligations as a Lender under the Credit Agreement; provided, however, nothing herein shall be deemed a waiver or purchase of any right of Wells Fargo to adequate protection payments (including, without limitation, any payments in respect of unpaid interest and expenses) that have accrued or have been incurred prior to the occurrence of the settlement date under each of the Trade Confirmations (the “Settlement Date”). In furtherance of the foregoing, ANV hereby acknowledges and agrees that Wells Fargo shall continue to be entitled to the adequate protection payments contemplated by paragraph 11 of the DIP Facility Order on account of the period ending on the date when the sale of all of the ABL Claims held by Wells Fargo has been consummated, Wells Fargo has received the purchase price therefor and Wells Fargo is no longer the record owner of such ABL Claims.

Mudrick consents to the execution of this Agreement by Wells Fargo. Accordingly, Mudrick has directed Wells Fargo to execute and deliver this Agreement on Mudrick’s behalf. In consideration of the execution of the Trade Confirmations, Wells Fargo has agreed to execute this Agreement on behalf of Mudrick. Upon the Settlement Date, Mudrick shall execute a Joinder Agreement on its own behalf, in its capacity as the holder of the claims transferred to it by Wells Fargo and otherwise in accordance with this Agreement and Section 3(c) above, and Wells Fargo shall no longer be a party hereto and shall be released of all of its obligations hereunder.

Each of the Parties to this Agreement hereby acknowledges and agrees that from and after the date when Mudrick states that it will not consummate the purchase of the Loans held by Wells Fargo as is contemplated by the Trade Confirmation in accordance with the terms thereof (or as otherwise agreed to by Mudrick and Wells Fargo), or otherwise fails to comply with its obligations to do so in accordance with the terms thereof (a “Trade Confirmation Trigger Event”), Wells Fargo shall no longer be bound by the provisions of this Agreement, nor will it receive any benefits provided under this Agreement, and Wells Fargo’s signature hereto shall be void and of no force or effect from and after such date. If a Trade Confirmation Trigger Event occurs and as a result Wells Fargo is no longer bound by the provisions of this Agreement, this Agreement shall not be terminated and shall remain in full force and effect as to all other Parties to the Agreement.

4.	Agreements of the Debtors.

(a) Affirmative Covenants. The Debtors, jointly and severally, agree that, for the duration of the Restructuring Support Period, unless otherwise consented to in writing by the Requisite Consenting Noteholders and (except as set forth below) the Requisite Secured Lenders, the Debtors shall:

(i) to the extent not already completed or provided by the date hereof, (A) complete the preparation, as soon as reasonably practicable after the Restructuring Support Effective Date, of each of the Restructuring Documents (including, without limitation, all motions, applications, orders, agreements and other documents, each of which, for the avoidance of doubt, shall contain terms and conditions materially consistent with this Agreement and shall otherwise be in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Noteholders, and the Requisite Secured Lenders to the extent set forth herein), (B) provide the Restructuring Documents to, and afford reasonable opportunity for comment and review of such documents by, the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors no less than three (3) business days in advance of any filing, execution, distribution or use (as applicable) thereof, except in the case of any Restructuring Document other than the Plan, the Disclosure Statement, the DIP Facility Motion, the motion to approve the Disclosure Statement and Solicitation, the Plan Supplement, the RSA Assumption Motion and any other material Restructuring Document if the applicable Restructuring Document cannot be so provided to the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors due to exigent circumstances, and (C) consult in good faith with the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors regarding the form and substance of any of such documents in advance of the filing, execution, distribution or use (as applicable) thereof;

(ii) unless otherwise required by the Bankruptcy Court, cause the amount of the Claims and Interests held by the Consenting Noteholders and the Secured Lenders on the signature pages attached to this Agreement or to any Joinder Agreement to be redacted to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases or otherwise made publicly available;

(iii) (A) support and take all reasonable actions necessary to facilitate the implementation and consummation of the Restructuring Transaction (including, but not limited to, the Bankruptcy Court’s approval of the Restructuring Documents, the Solicitation, confirmation of the Modified Plan and the consummation of the Restructuring Transaction pursuant to the Modified Plan) and (B) not take any action that is inconsistent with, or that would reasonably be expected to prevent, interfere with, delay or impede the implementation or consummation of the Restructuring Transaction;

(iv) comply with each of the following:

(A) file the Modified Plan, the Disclosure Statement, the motion for approval of the Disclosure Statement and associated Solicitation procedures, the Exit Facility Commitment Letter Motion and the RSA Assumption Motion with the Bankruptcy Court no later than 1 calendar day after the date of this Agreement;

(B) obtain entry of the RSA Order by the Bankruptcy Court as soon as practicable after the execution of this Agreement, but in no event later than 45 calendar days after the date of this Agreement (which order, for the avoidance of doubt, shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Noteholders and the Requisite Secured Lenders);

(C) obtain entry of the Exit Facility Commitment Order by the Bankruptcy Court as soon as practicable after the execution of this Agreement, but in no event later than 45 calendar days after the date of this Agreement (which order, for the avoidance of doubt, shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Noteholders and the Requisite Secured Lenders);

(D) obtain entry of the Disclosure Statement Order by the Bankruptcy Court no later than 45 calendar days after the date of this Agreement (which order, for the avoidance of doubt, shall be materially consistent with this Agreement and otherwise in form and substance (i) reasonably acceptable to the Debtors and the Requisite Consenting Noteholders and (ii) solely with respect to such provisions that relate to the Secured Lenders, the Credit Agreement, the Swap or the treatment of the ABL Claims or the Swap Claims, reasonably acceptable to the Requisite Secured Lenders);

(E) commence the Solicitation no later than 50 calendar days after the date of this Agreement;

(F) obtain entry of the Confirmation Order by the Bankruptcy Court no later than 95 calendar days after the execution of this Agreement (which order, for the avoidance of doubt, shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Noteholders and the Requisite Secured Lenders; provided, however, that any provisions therein that are, or that relate to, the Excluded Matters shall not be required to be reasonably acceptable to the Requisite Secured Lenders);

(G) cause the Effective Date to occur no later than November 30, 2015;

(H) cause the results of the demonstration plant described in clause (xiii) below to have been received no later than November 30, 2015, which results shall be shared with the Secured Lenders;

(I) cause the Holders of the Secured ABL Claims and Secured Swap Claims to receive (on a pro rata basis) (i) upon the date hereof, cash in an amount equal to the full amount of the net Cash proceeds from the sale of the Debtors’ exploration properties to Clover Nevada LLC, minus $2.5 million and (ii) promptly upon receipt of $2.5 million of DIP Facility loans (upon receipt of which the amount of outstanding loans under the DIP Facility is not less than $60.0 million) (and in any event within six (6) business days of the date hereof), cash in an amount equal to $2.5 million; and

(J) cause cash in an amount equal to 100% of the net Cash proceeds from any sale of (i) assets currently identified as Held for Sale on Balance Sheet and (ii) other asset sales and dispositions (other than sales of gold and silver inventory in the ordinary course of business) (in each case of clauses (i) and (ii), the “Secured ABL/Swap Claims Asset Sales”) to be used to promptly (and in any event, within two business days of receipt of such net cash proceeds) repay Secured ABL Claims and Secured Swap Claims on a pro rata basis;

(v) conduct their business in a manner that is materially consistent with the “Mining Suspension Plan (B)” as set forth in the “Allied Nevada Project Aztec: Projection Update” dated June 2015;

(vi) timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases or (D) for relief that (x) is inconsistent with this Agreement in any material respect or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transaction;

(vii) timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization;

(viii) timely file a formal written response in opposition to any objection filed with the Bankruptcy Court by any Person with respect to the DIP Facility (or motion filed by such Person that seeks to interfere with the DIP Facility) or with respect to any of the adequate protection granted to the Secured Lenders pursuant to the DIP Facility Order or otherwise;

(ix) provide to the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors, and direct their employees, officers, advisors and other representatives to provide the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors, (A) reasonable access (without any material disruption to the conduct of the Debtors’ businesses) during normal business hours to the Debtors’ books, records and facilities, (B) reasonable access to the management and advisors of the Debtors for the purposes of evaluating the Debtors’ assets, liabilities, operations, businesses, finances, strategies, prospects and affairs, (C) timely and reasonable responses to all reasonable diligence requests, and (D) information with respect to all material executory contracts and unexpired leases of the Debtors;

(x) promptly notify the Consenting Noteholders and the Requisite Secured Lenders of any governmental or third party complaints, litigations, investigations or hearings (or communications indicating that the same may be contemplated or threatened);

(xi) comply in all material respects with the covenants and other obligations of the Debtors contained in the DIP Facility (subject to any amendments and/or waivers to such covenants and other obligations that may be provided by the requisite DIP Lenders);

(xii) assume or reject each of the Debtors’ executory contracts and unexpired leases as agreed between the Debtors and the Requisite Consenting Noteholders (provided, that the Secured Lenders shall not be entitled to the benefits of this clause (xii), or be entitled to consent to any amendment, supplement or waiver thereof, if such contracts or leases are, or relate to, the Excluded Matters);

(xiii) comply with and honor all obligations under any and all existing agreements with third party service providers assisting the Debtors with establishing a demonstration plant that will (A) have a processing capacity of 5-10 tons per day, (B) include a primary ball mill, flotation cells, a regrind mill and alkaline oxidation cyanide leaching, and (C) be in operation for at least three (3) months or until the concept, operating costs and reagent consumption is fully demonstrated (the plant is to be located at the Debtors’ Hycroft Mine and be available for potential purchasers of the Debtors to view onsite); and

(xiv) use commercially reasonable efforts to obtain any and all required governmental, regulatory and/or third party approvals necessary or required for the implementation or consummation of the Restructuring Transaction or the approval by the Bankruptcy Court of the Restructuring Documents.

(b) Negative Covenants. The Debtors, jointly and severally, agrees that, for the duration of the Restructuring Support Period, unless otherwise consented to in writing by the Requisite Consenting Noteholders and (except as set forth below) the Requisite Secured Lenders, the Debtors shall not, directly or indirectly, do or permit to occur any of the following:

(i) seek, solicit, propose or support an Alternative Transaction; provided, however, that the Debtors, directly or indirectly through any of its representatives or advisors, may participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited proposal that the Debtors determine in good faith could be an Alternative Transaction, and furnish such third party non-public information relating to the Debtors pursuant to an executed confidentiality agreement; provided, that the Debtors shall, subject to such confidentiality restrictions as reasonably required by the Debtors (it being understood that the Debtors will not require any confidentiality restrictions that are in addition to the confidentiality restrictions set forth in any non-disclosure agreement between the Debtors and any of the Consenting Noteholders that is in effect on the date hereof), within 24 hours of the receipt of such proposal, notify the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors of the receipt of such proposal, with such notice to include the material terms thereof, including the identity of the Person or group of Persons involved, and shall thereafter promptly inform the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors of any negotiations or discussions related to, any amendments, modifications or other changes to, or any further developments of, such proposal; provided, further, that nothing contained in this Agreement shall prohibit the Debtors from seeking or soliciting proposals for a credit facility that would be an alternative to the Exit Facility prior to the entry of the Exit Facility Commitment Order so long as the Debtors otherwise comply with the terms set forth in this Section 4(b)(i) (it being understood that Scotia, Wells Fargo (so long as Wells Fargo holds any ABL Claims), the Secured Lenders, Consenting Noteholders and any other party hereto each reserves all rights to object to any such alternative facility and to any terms thereof).

(ii) (A) amend, supplement, modify or waive any term, condition or provision under the Modified Plan or any of the other Restructuring Documents, in whole or in part (provided, that the Secured Lenders shall not be entitled to the benefits of this clause (A), or be entitled to consent to any amendment, supplement or waiver thereof, if such term, condition or provision is, or relates to, an Excluded Matter); (B) publicly announce its intention not to pursue the Restructuring Transaction; (C) suspend or revoke the Restructuring Transaction; or (D) execute, file or agree to file any Restructuring Documents (including any modifications or amendments thereof) that, in whole or in part, are not materially consistent in any respect with this Agreement, or are not otherwise reasonably acceptable to the Requisite Consenting Noteholders and the Requisite Secured Lenders;

(iii) move for an order from the Bankruptcy Court authorizing or directing the assumption or rejection of an executory contract (including, without limitation, any employment agreement or employee benefit plan) or unexpired lease, other than in accordance with this Agreement or the Modified Plan (provided, that the Secured Lenders shall not be entitled to the benefits of this clause (iii), or be entitled to consent to any amendment, supplement or waiver thereof, if such contract or lease is, or relates to, an Excluded Matter);

(iv) commence an avoidance action or other legal proceeding that challenges the validity, enforceability or priority of the Indenture or the Notes, any Note Claims, any ABL Claims, or any Swap Claims;

(v) enter into any commitment or agreement with respect to debtor-in-possession financing, cash collateral, exit financing and/or other financing arrangements, other than the DIP Facility, the New First Lien Term Loan Credit Facility or the Exit Facility; or

(vi) take any action or file any motion, pleading or other Restructuring Document with the Bankruptcy Court (including any modifications or amendments thereof) that is inconsistent in any material respect with this Agreement or the Modified Plan (provided, that the Secured Lenders shall not be entitled to the benefits of this clause (vi), or be entitled to consent to any amendment, supplement or waiver thereof, if such motion, pleading or other Restructuring Document is, or relates to, an Excluded Matter).

5.	Termination of Agreement.

(a) Creditor Party Termination Events. Upon written notice (the “Creditor Party Termination Notice”) from the Requisite Consenting Noteholders or the Requisite Secured Lenders (as applicable) delivered in accordance with Section 21 hereof, at any time after the occurrence of, and during the continuation of, any of the following events, in each case, unless waived in writing by both the Requisite Consenting Noteholders and the Requisite Secured Lenders (each, a “Creditor Party Termination Event”), (x) the Requisite Consenting Noteholders may terminate this Agreement with respect to all Parties and (y) the Requisite Secured Lenders may terminate this Agreement only with respect to all Secured Lenders:

(i) the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by the Debtors of any of their covenants, obligations, representations or warranties contained in this Agreement (other than covenants set forth in Section 4(a)(iv)), and, to the extent such breach is curable, such breach remains uncured for a period of five (5) business days from the date the Debtors receive a Creditor Party Termination Notice; provided, however, that if the applicable covenant, obligation, representation or warranty is for the benefit of only one Creditor Group, then only such Creditor Group shall be entitled to exercise a Creditor Party Termination Event with respect to such breach pursuant to this clause (i);

(ii) the failure of the Debtors to satisfy any of the covenants set forth in Section 4(a)(iv) hereof; provided, however, that if such failure is primarily the result of a material breach by any of the Creditor Parties of its obligations under this Agreement, then the Creditor Group of which such breaching Creditor Party is a member shall not be entitled to exercise a Creditor Party Termination Event with respect to such failure pursuant to this clause (ii);

(iii) the occurrence of (A) an “Event of Default” under the DIP Facility (that is not otherwise subject to forbearance, cured or waived in accordance with the terms thereof) or (B) an acceleration of the obligations or termination of commitments under the DIP Facility; provided, however, that if such occurrence is primarily the result of a material breach by any of the Creditor Parties of its obligations under this Agreement, then the Creditor Group of which such breaching Creditor Party is a member shall not be entitled to exercise a Creditor Party Termination Event with respect to such occurrence pursuant to this clause (iii);

(iv) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of a material portion of the Restructuring Transaction and such ruling, judgment or order has not been stayed, reversed or vacated within three (3) business days after the date of such issuance; provided, however, that if such issuance has been made at the request of any of the Creditor Parties, then the Creditor Group of which such requesting Creditor Party is a member shall not be entitled to exercise a Creditor Party Termination Event with respect to such issuance pursuant to this clause (iv);

(v) the occurrence of a Material Adverse Effect;

(vi) the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Debtors having an aggregate fair market value in excess of $300,000;

(vii) the Bankruptcy Court grants relief that (A) is inconsistent with this Agreement in any material respect or (B) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transaction;

(viii) the Bankruptcy Court enters an order terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization;

(ix) the Bankruptcy Court enters an order authorizing or directing the assumption, assumption and assignment, or rejection of an executory contract (including any employment agreement, severance agreement or other employee benefit plan) or unexpired lease other than in accordance with this Agreement or the Modified Plan;

(x) other than as set forth in Section 4(b)(i) of this Agreement, the Debtors seek, solicit, propose or support an Alternative Transaction;

(xi) the Debtors (A) withdraw the Modified Plan or publicly announce their intention to withdraw the Modified Plan or to pursue an Alternative Transaction, (B) move to voluntarily dismiss any of the Chapter 11 Cases, (C) move for conversion of any of the Chapter 11 Cases to chapter 7 under the Bankruptcy Code, or (D) move for the appointment of an examiner with expanded powers or a chapter 11 trustee;

(xii) the waiver, amendment or modification of the Modified Plan or any of the other Restructuring Documents, or the filing by the Debtors of a pleading seeking to waive, amend or modify any term or condition of the Modified Plan or any of the other Restructuring Documents, which waiver, amendment, modification or filing is materially inconsistent with this Agreement or the Modified Plan; provided, however, that the Requisite Secured Lenders shall not be entitled to exercise a Creditor Party Termination Event described in this clause (xii) if such waiver, amendment or modification is, or relates to, an Excluded Matter;

(xiii) the Bankruptcy Court enters an order invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, the Note Claims, the ABL Claims, or the Swap Claims; provided, however, that (A) only the Requisite Consenting Noteholders shall be entitled to exercise a Creditor Party Termination Event with respect to or as a result of an order invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, the Note Claims, (B) only the holders of a majority in aggregate principal amount of the ABL Claims shall be entitled to exercise a Creditor Party Termination Event with respect to or as a result of an order invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, the ABL Claims, and (C) only holders of a majority in aggregate notional amount of the Swap Claims shall be entitled to exercise a Creditor Party Termination Event with respect to or as a result of an order invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, the Swap Claims, in each case, pursuant to this clause (xiii);

(xiv) the loans under the DIP Facility are repaid, or are required to be repaid, prior to the scheduled maturity date under the DIP Credit Agreement (including by voluntary prepayment, mandatory prepayment, upon acceleration or otherwise);

(xv) the failure to satisfy any of the conditions to effectiveness set forth in the Modified Plan by the deadlines set forth in the Modified Plan;

(xvi) the Bankruptcy Court enters an order (A) directing the appointment of an examiner with expanded powers or a chapter 11 trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Cases;

(xvii) with respect to the Secured Lenders, (A) the adequate protection provided to the Secured Lenders under the DIP Facility Order is modified, amended, terminated or revised in a manner that is adverse to the Secured Lenders without the consent of the Requisite Secured Lenders, (B) the Holders of the Secured ABL Claims and Secured Swap Claims do not receive (on a pro rata basis) (i) upon the date hereof, cash in an amount equal to the full amount of the net Cash proceeds from the sale of the Debtors’ exploration properties to Clover Nevada LLC, minus $2.5 million and (ii) promptly upon receipt of $2.5 million of DIP Facility loans (upon receipt of which the amount of outstanding loans under the DIP Facility is not less than $60.0 million) (and in any event within six (6) business days of the date hereof), cash in an amount equal to $2.5 million, (C) cash in an amount equal to 100% of the net Cash proceeds from any sale of (i) assets currently identified as Held for Sale on Balance Sheet and (ii) other asset sales and dispositions (other than sales of gold and silver inventory in the ordinary course of business) is not used to promptly (and in any event, within two business days of receipt of such net cash proceeds) repay Secured ABL Claims and Secured Swap Claims on a pro rata basis, (D) the DIP Facility Order is modified, amended, terminated or revised without the consent of the Requisite Secured Lenders in a manner materially adverse to the Secured Lenders, (E) (i) the Debtors have not received, as of the date of this Agreement, at least $7.5 million of additional DIP Facility loans, such that the amount of outstanding loans under the DIP Facility as of the date hereof is not less than $57.5 million, or (ii) within five (5) business days of the date of this Agreement, the Debtors have not received at least $2.5 million of additional DIP Facility loans, such that the amount of outstanding loans under the DIP Facility as of such date is not less than $60.0 million, (F) the Consenting Noteholders terminate this Agreement with respect to the Consenting Noteholders pursuant to this Section 5, (G) the breach, in any material respect, by any of the Exit Facility Lenders of any of their obligations to fund their respective Exit Facility Commitments contained in the Exit Facility Commitment Letter, which breach remains uncured (such cure may be made by either the breaching Exit Facility Lender or any other Exit Facility Lender by funding the amount that was not so funded by the breaching Exit Facility Lender) for a period of five (5) business days from the date such Exit Facility Lender(s) receive(s) the Debtor Termination Notice, (H) the aggregate net Cash proceeds to be received as of the Effective Date by Reorganized ANV under the Exit Facility are less than the greater of (a) an amount sufficient for Reorganized ANV to have at least $8.0 million of Cash on the Effective Date after giving pro forma effect to, without duplication, (x) all Cash payments to be made under (A) the Modified Plan or (B) an order of the Bankruptcy Court, in each case whether paid on or in connection with the Effective Date (excluding, for the avoidance of doubt, New First Lien Term Loan Excess Cash Flow Payments), (y) the payment of all Fees accrued through and including the Effective

Date and (z) the payment of any Compensation Plan Payments and (b) an amount such that the aggregate amount of (x) the Cash proceeds of the DIP Facility received by the Debtors prior to the Effective Date plus (y) the Cash proceeds of the Exit Facility not used to pay the DIP Facility Consideration equals $65.0 million; provided, however, that in no event shall the Exit Facility Lenders be obligated to fund amounts under clause (a) above which would cause the aggregate principal amount of the New Second Lien Convertible Notes issued pursuant to the Exit Facility on the Effective Date to exceed $80.0 million, (I) any default under the DIP Facility occurs and remains continuing for five (5) Business Days, or the DIP Facility is amended or modified in a manner that reduces the availability thereunder, (J) the Bankruptcy Court determines that the DIP Waiver provided by the Majority Lenders (as defined in the Credit Agreement) and attached hereto as Exhibit D was not effective, or (K) the Exit Facility Commitment Letter is (x) terminated or (y) modified, amended, terminated or revised without the consent of the Requisite Secured Lenders (1) to decrease the amount of the Exit Facility Commitment, (2) to change the provisions contained therein relating to intercreditor terms, (3) to shorten the maturity date of the New Second Lien Convertible Notes, (4) to provide for any covenants not included in the New First Lien Term Loan Credit Facility, other than covenants customary for convertible debt securities which relate to the convertible nature thereof, (5) to add new (or adversely modify any existing) conditions to the funding of the Exit Facility, (6) in a manner that directly and adversely affects the ability of the Debtors to enforce their rights against the other parties to the Exit Facility Commitment Letter, or (7) in a manner that would otherwise reasonably be expected to prevent or materially delay the funding of the Exit Facility or the Effective Date;

(xviii) with respect to the Consenting Noteholders, the Secured Lenders terminate this Agreement with respect to the Secured Lenders pursuant to this Section 5; or

(xix) the termination of the Exit Facility Commitment Letter in accordance with its terms.

(b) Debtors Termination Events. The Debtors may terminate this Agreement as to all Parties (unless otherwise provided below in this Section 5(b)), upon written notice (the “Debtor Termination Notice” and, together with a Creditor Party Termination Notice, a “Termination Notice”) delivered in accordance with Section 21 hereof, upon the occurrence of any of the following events (each, a “Debtor Termination Event” and, together with the Creditor Party Termination Events, the “Termination Events”) unless waived in writing by the Debtors:

(i) the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by one or more of the Consenting Noteholders of any of their covenants, obligations, representations or warranties contained in this Agreement such that the non-breaching Consenting Noteholders own or control less than 66-2/3% in principal amount of the Notes, which breach remains uncured for a period of five (5) business days from the date such Consenting Noteholders(s) receive(s) the Debtor Termination Notice;

(ii) the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by one or more of the Secured Lenders of any of their covenants, obligations, representations or warranties contained in this Agreement such that the non-breaching Secured Lenders own or control less than 66-2/3% in the aggregate amount of the ABL Claims and Swap Claims (taken together), which breach remains uncured for a period of five (5) business days from the date such Creditor Party(ies) receive(s) the Debtor Termination Notice; provided, however, that the exercise by the Debtors of a Debtor Termination Event described in this clause (ii) shall only terminate this Agreement between the Debtors and the Secured Lenders;

(iii) the breach, in any material respect (without giving effect to any “materiality” qualifiers set forth therein), by any of the Exit Facility Lenders of any of their covenants, obligations, representations or warranties contained in the Exit Facility Commitment Letter, which breach remains uncured for a period of five (5) business days from the date such Exit Facility Lender(s) receive(s) the Debtor Termination Notice;

(iv) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of a material portion of the Restructuring Transaction, unless, in each case, such ruling, judgment or order has been issued at the request of the Debtors, or, in all other circumstances, such ruling, judgment or order has not been stayed, reversed or vacated within three (3) business days after such issuance;

(v) the board of directors of ANV, after consultation with outside counsel, reasonably determines in good faith that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law;

(vi) the Bankruptcy Court enters an order (A) directing the appointment of an examiner with expanded powers or a chapter 11 trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Cases;

(vii) the Requisite Secured Lenders terminate this Agreement with respect to the Secured Lenders pursuant to Section 5(a); provided, however, that the Debtors shall not be entitled to terminate this Agreement pursuant to this clause (vii) if the Debtors are then in material breach of this Agreement;

(viii) the termination of the Exit Facility Commitment Letter in accordance with its terms; or

(ix) (A) the Debtors have not received, as of the date of this Agreement, at least $7.5 million of additional DIP Facility loans, such that the amount of outstanding loans under the DIP Facility as of the date hereof is not less than $57.5 million, or (B) within five (5) business days of the date of this Agreement, the Debtors have not received at least $2.5 million of additional DIP Facility loans, such that the amount of outstanding loans under the DIP Facility as of such date is not less than $60.0 million.

(c) Mutual Termination. This Agreement may be terminated by mutual written agreement among the Debtors, the Requisite Consenting Noteholders, and the Requisite Secured Lenders.

(d) Effect of Termination. Upon the termination of this Agreement in accordance with this Section 5 and except as provided in Section 15 herein, this Agreement shall forthwith become void and of no further force or effect and each Party shall, except as otherwise expressly provided in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law, the Indenture and any ancillary documents or agreements thereto; provided, however, that (x) in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to the date of such termination and (ii) obligations under this Agreement which by their terms expressly survive termination of this Agreement and (y) the termination of this Agreement by the Requisite Secured Lenders pursuant to Section 5(a) shall only terminate this Agreement, and the liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement, between the Debtors and the Consenting Noteholders, on the one hand, and the Secured Lenders, on the other, and this Agreement (and the liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement) shall continue as between the Debtors and the Consenting Noteholders (unless this Agreement was previously, or is concurrently or subsequently, terminated by such Parties pursuant to the terms of this Section 5). Notwithstanding anything to the contrary herein, any of the Termination Events may be waived in accordance with the procedures established by Section 9 hereof, in which case the Termination Event so waived shall be deemed not to have occurred, this Agreement shall be deemed to continue in full force and effect, and the rights and obligations of the Parties hereto shall be restored, subject to any modification set forth in such waiver. If this Agreement has been terminated in accordance with this Agreement at a time when permission of the Bankruptcy Court shall be required for a Creditor Party to change or withdraw (or cause to change or withdraw) its vote to accept the Modified Plan, the Debtors shall not oppose any attempt by such Creditor Party to change or withdraw (or cause to change or withdraw) such vote at such time.

(e) Automatic Stay. The Debtors acknowledge and agree, and shall not dispute, that the giving of a Termination Notice by any of the Creditor Parties pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Debtors hereby waive, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice), and no cure period contained in this Agreement shall be extended pursuant to sections 108 or 365 of the Bankruptcy Code or any other applicable law without the prior written consent of the Requisite Consenting Noteholders and the Requisite Secured Lenders.

6.	Good Faith Cooperation; Further Assurances; Acknowledgement.

The Parties shall cooperate with each other in good faith and shall coordinate their activities with each other (to the extent practicable and subject to the terms hereof) in respect of (a) all matters concerning the implementation of the Restructuring Transaction, and (b) the pursuit and support of the Restructuring Transaction (including confirmation of the Modified Plan). Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary to carry out the purposes and intent of this Agreement and the Restructuring Transaction, including making and filing any required governmental or regulatory filings and voting any claims against or securities of the Debtors in favor of the Modified Plan (provided that none of the Creditor Parties shall be required to incur any material expenses, liabilities or other obligations in connection therewith), and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement. This Agreement is not, and shall not be deemed, a solicitation of votes for the acceptance of a chapter 11 plan of reorganization or a solicitation to tender or exchange any securities. The acceptance of the Modified Plan by the Creditor Parties will not be solicited until the Creditor Parties have received the Disclosure Statement and related ballots, as approved by the Bankruptcy Court.

7.	Restructuring Documents.

Each Party hereby covenants and agrees to: (i) negotiate in good faith each of the Restructuring Documents (all of which shall, for the avoidance of doubt, contain terms and conditions materially consistent with this Agreement and the Restructuring Term Sheet and shall otherwise be in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Noteholders and, as and to the extent set forth herein, the Requisite Secured Lenders); and (ii) execute (to the extent such Party is a party thereto) and otherwise support the Restructuring Documents, as applicable.

8.	Representations and Warranties.

(a) Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true and correct as of the date hereof (or as of the date a Creditor Party becomes a party hereto):

(i) such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated under this Agreement and perform its obligations contemplated under this Agreement, and the execution and delivery of this Agreement by such Party and the performance of such Party’s obligations under this Agreement have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(ii) the execution, delivery and performance by such Party of this Agreement does not and will not (A) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

(iii) the execution, delivery and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action of, with or by, any federal, state or governmental authority, regulatory body or commission, except such filings as may be necessary or required under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended or any rule or regulation promulgated thereunder (the “Exchange Act”), “blue sky” laws or the Bankruptcy Code; and

(iv) subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

(b) Each Creditor Party severally (and not jointly) represents and warrants to the Debtors that, as of the date hereof (or as of the date such Creditor Party becomes a party hereto), such Creditor Party (i) is the beneficial owner of the principal or notional (as applicable) amount (which amount shall be denominated in the applicable currency) or number of Claims and Interests, as applicable, set forth below its name on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Creditor Party that becomes a party hereto after the date hereof), and/or (ii) has, with respect to the beneficial owners of such Claims and Interests, (A) full power and authority to vote on and consent to matters concerning such Claims and Interests, or to exchange, assign and Transfer such Claims and Interests, or (B) full power and authority to bind or act on the behalf of, such beneficial owners with respect to such Claims and Interests.

(c) Each Creditor Party severally (and not jointly) represents and warrants to the Debtors that such Creditor Party has made no prior assignment, sale, participation, grant, conveyance or other Transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any Claims and Interests that is inconsistent with the representations and warranties of such Creditor Party herein or would render such Creditor Party otherwise unable to comply with this Agreement and perform its obligations hereunder.

(d) Each Creditor Party severally (and not jointly) represents and warrants to the Debtors that the Claims and Interests owned by such Creditor Party are free and clear of any option, proxy, voting restriction, right of first refusal or other limitation on disposition of any kind, that would reasonably be expected to adversely affect in any way the performance by such Creditor Party of its obligations contained in this Agreement at the time such obligations are required to be performed.

(e) Each Creditor Party severally (and not jointly) represents and warrants to the Debtors that it (i) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Debtors that it considers sufficient and reasonable for purposes of entering into this Agreement and (ii) is an “accredited investor” (as defined by Rule 501 of the Securities Act of 1933, as amended).

(f) The Debtors represent and warrant to the Creditor Parties that (i) there are no pending agreements (oral or written), understandings, negotiations or discussions with respect to any Alternative Transaction and (ii) true, correct and complete copies of all contracts, agreements and other arrangements requiring the Debtors to indemnify, hold harmless, or advance or reimburse expenses of, any officers, directors, employees or agents of the Debtors (x) have been disclosed as exhibits to the Debtors’ public filings with the Securities and Exchange

Commission or otherwise disclosed or made available to the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors (including by placement in an online data room) or (y) are otherwise substantially similar to, and do not impose obligations on the Debtors that are materially greater or more burdensome than, those that have been so disclosed or made available.

It is understood and agreed that the representations and warranties made by a Creditor Party that is an investment manager of a beneficial owner of Claims and Interests are made with respect to, and on behalf of, such beneficial owner and not such investment manager, and, if applicable, are made severally (and not jointly) with respect to the investment funds, accounts and other investment vehicles managed by such investment manager.

9.	Amendments and Waivers.

This Agreement, including any exhibits or schedules hereto, may not be modified, amended or supplemented except in a writing signed by the Debtors, the Requisite Consenting Noteholders and (except as otherwise provided in this Agreement) the Requisite Secured Lenders; provided, however, that (a) any modification of, or amendment or supplement to, this Section 9 or the definition of Requisite Consenting Noteholders or Requisite Secured Lenders shall require the written consent of all of the Parties, (b) if any such amendment, modification, waiver or supplement would adversely affect any of the rights or obligations (as applicable) of any Consenting Noteholder (in its capacity as a holder of Note Claims) set forth in this Agreement in a manner that is different or disproportionate in any material respect from the effect on the rights or obligations (as applicable) of any of the other Consenting Noteholders (in their capacity as holders of Note Claims) set forth in this Agreement (other than in proportion to the amount of such Note Claims), such amendment, modification, waiver or supplement shall also require the written consent of such affected Consenting Noteholder (it being understood that determining whether consent of any Consenting Noteholder is required pursuant to this clause (b), no personal circumstances of such Consenting Noteholder shall be considered), (c) if any such amendment, modification, waiver or supplement would adversely affect any of the rights or obligations (as applicable) of any Secured Lender (in its capacity as a holder of ABL Claims) set forth in this Agreement in a manner that is different or disproportionate in any material respect from the effect on the rights or obligations (as applicable) of any of the other Secured Lenders (in their capacity as holders of ABL Claims) set forth in this Agreement (other than in proportion to the amount of such ABL Claims), such amendment, modification, waiver or supplement shall also require the written consent of such affected Secured Lender (it being understood that determining whether consent of any Secured Lender is required pursuant to this clause (c), no personal circumstances of such Secured Lender shall be considered), and (d) if any such amendment, modification, waiver or supplement would adversely affect any of the rights or obligations (as applicable) of any Secured Lender (in its capacity as a holder of Swap Claims) set forth in this Agreement in a manner that is different or disproportionate in any material respect from the effect on the rights or obligations (as applicable) of any of the other Secured Lenders (in their capacity as holders of Swap Claims) set forth in this Agreement (other than in proportion to the amount of such Swap Claims), such amendment, modification, waiver or supplement shall also require the written consent of such affected Secured Lender (it being understood that determining whether consent of any Secured Lender is required pursuant to this clause (d), no personal circumstances of such Secured Lender shall be considered). In determining whether any consent or approval has been given or obtained by the Requisite Consenting Noteholders, any then-existing Consenting Noteholder that is in material breach of its covenants, obligations or representations under this Agreement (and the respective Notes held by such Creditor Party) shall be excluded from such determination and the Notes held by such Consenting Noteholder shall be treated as if they were not outstanding. A Creditor Party Termination Event may not be waived except in a writing signed by the Requisite Consenting Noteholders and the Requisite Secured Lenders unless such Creditor Party Termination Event allows only one Creditor Party to terminate this Agreement pursuant to Section 5, in which case, the Requisite Consenting Noteholders or the Requisite Secured Lenders (as applicable) can waive such Creditor Party Termination Event.

10.	Transaction Expenses.

Whether or not the transactions contemplated by this Agreement are consummated and, in each case, subject to the terms of the applicable engagement letter and the DIP Facility Order, the Debtors hereby agree to pay in Cash the Transaction Expenses as follows: (i) all accrued and unpaid Transaction Expenses incurred up to (and including) the Restructuring Support Effective Date shall be paid in full on the Restructuring Support Effective Date, (ii) all accrued and unpaid Transaction Expenses shall, subject to the RSA Order, be paid by the Debtors on a regular and continuing basis promptly (but in any event within fifteen (15) days) against receipt of reasonably detailed invoices, (iii) upon termination of this Agreement, all accrued and unpaid Transaction Expenses incurred up to (and including) the date of such termination shall, subject to the RSA Order, be paid promptly (but in any event within fifteen (15) days) against receipt of reasonably detailed invoices, and (iv) on the Effective Date, all accrued and unpaid Transaction Expenses incurred up to (and including) the Effective Date shall, subject to the RSA Order, be paid on the Effective Date against receipt of reasonably detailed invoices, without any requirement for Bankruptcy Court review or further Bankruptcy Court order.

The terms set forth in this Section 10 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement are consummated. The Debtors hereby acknowledge and agree that the Creditor Parties have expended, and will continue to expend, considerable time, effort and expense in connection with this Agreement and the negotiation of the Restructuring Transaction, and that this Agreement provides substantial value to, is beneficial to, and is necessary to preserve, the Debtors, and that the Creditor Parties have made a substantial contribution to the Debtors. If and to the extent not previously reimbursed or paid in connection with the foregoing, subject to the approval of the Bankruptcy Court, the Debtors shall reimburse or pay (as the case may be) all reasonable and documented Transaction Expenses pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. The Debtors hereby acknowledge and agree that the Transaction Expenses are of the type that should be entitled to treatment as, and the Debtors shall seek treatment of such Transaction Expenses as, administrative expense claims pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code.

11.	Effectiveness.

This Agreement shall become effective and binding upon:

(a) the Creditor Parties on the date when counterpart signature pages to this Agreement have been executed and delivered by the Debtors and each of the Initial Consenting Noteholders and the Initial Secured Lenders; provided, however, that signature pages executed by the Creditor Parties shall be delivered to (i) other Creditor Parties in a redacted form that removes the Creditor Parties’ holdings of Claims and Interests, and (ii) the Debtors in an unredacted form; and

(b) the Debtors on the later of the date upon which the Bankruptcy Court enters the Disclosure Statement Order and the RSA Order; provided, however, that the Debtors shall execute and deliver to the Creditor Parties this Agreement concurrently with the execution by the Creditor Parties.

With respect to any Creditor Party that becomes a party to this Agreement by executing and delivering a Joinder Agreement after the Restructuring Support Effective Date, this Agreement shall become effective and binding as to such Creditor Party at the time such Joinder Agreement is delivered to the Debtors.

12.	Conflicts.

In the event of any conflict among the terms and provisions of (i) the Modified Plan or the Restructuring Term Sheet and (ii) this Agreement, the terms and provisions of the Modified Plan or the Restructuring Term Sheet, as applicable, shall control. In the event of any conflict among the terms and provisions of the Modified Plan and the Restructuring Term Sheet, the terms and provisions of the Modified Plan shall control. In the event of any conflict among the terms and provisions of the Confirmation Order, the Modified Plan, the Restructuring Term Sheet and/or this Agreement, the terms of the Confirmation Order shall control. Notwithstanding the foregoing, nothing contained in this Section 12 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement.

13.	GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE OR PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND THE PARTIES HERETO IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM. NOTWITHSTANDING THE FOREGOING CONSENT TO JURISDICTION, SO

LONG AS THE BANKRUPTCY COURT HAS JURISDICTION OVER THE DEBTORS, EACH OF THE PARTIES AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF THE BANKRUPTCY COURT. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.	Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorney’s fees and costs) as a remedy of any such breach, in addition to any other remedy to which such non-breaching Party may be entitled, at law or in equity, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder. Each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

15.	Survival.

Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Parties in this Section 15 and Sections 5(d), 5(e), 9, 10, 13, 14, 16, 17, 18, 19, 21, 22, 23, 24, 25, 26 and 27 hereof (and any defined terms used in any such Sections), the last paragraph of Section 2, and the last paragraph of Section 3(a), shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

16.	Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

17.	Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 17 shall be deemed to permit sales, assignments or other Transfers of the Claims and Interests or other claims against or interests in the Debtors other than in accordance with Sections 3(c) and 3(d) of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect; provided, however, that nothing in this Section 17 shall be deemed to amend, supplement or otherwise modify, or constitute a waiver of, any Termination Event.

18.	No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other Person shall be a third-party beneficiary hereof.

19.	Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Debtors and each Creditor Party shall continue in full force and effect. Without limiting the foregoing, this Agreement amends, restates and supersedes in its entirety the Original Restructuring Support Agreement, which shall be of no further force or effect.

20.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, e-mail or otherwise, which shall be deemed to be an original for the purposes of this Section 20.

21.	Notices.

All notices, requests, demands, document deliveries and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided or made (a) when delivered personally, (b) when sent by electronic mail (“e-mail”) or facsimile, (c) one (1) business day after deposit with an overnight courier service or (d) three (3) business days after mailed by certified or registered mail, return receipt requested, with postage prepaid to the Parties at the following addresses, facsimile numbers or e-mail addresses (or at such other addresses, facsimile numbers or e-mail addresses for a Party as shall be specified by like notice):

If to the Debtors:

Allied Nevada Gold Corp.

9790 Gateway Drive, Suite 200

Reno, NV 89521

Facsimile: (775) 358-4458

Email: Steve.Jones@AlliedNevada.com

Attention: Stephen Jones

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036-6745

Facsimile: (212) 872-1002

Attention: Ira Dizengoff, Esq. (idizengoff@akingump.com) and

Philip C. Dublin, Esq. (pdublin@akingump.com)

If to the Consenting Noteholders:

To each Consenting Noteholder at the addresses, facsimile numbers or e-mail addresses set forth below the Consenting Noteholders’ signature page to this Agreement (or to the signature page to a Joiner Agreement in the case of any Consenting Noteholder that becomes a party hereto after the Restructuring Support Effective Date)

with a copy to (which shall not constitute notice):

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Facsimile: (212) 806-6006

Attention: Kristopher Hansen (khansen@stroock.com), Brett Lawrence (blawrence@stroock.com) and Jayme Goldstein (jgoldstein@stroock.com)

If to the Secured Lenders:

To each Secured Lender at the addresses, facsimile numbers or e-mail addresses set forth below the Secured Lenders’ signature page to this Agreement (or to the signature page to a Joiner Agreement in the case of any Secured Lender that becomes a party hereto after the Restructuring Support Effective Date)

with copies to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Facsimile: (212) 403-2000

Attention: Richard Mason (RGMason@wlrk.com)

                 John R. Sobolewski (JRSobolewski@wlrk.com)

and, solely so long as Wells Fargo holds any ABL Claims,

Paul Hastings LLP

75 East 55th Street

New York, NY 10022

Facsimile: (212) 230-7699

Attention: Andrew V. Tenzer (andrewtenzer@paulhastings.com)

22.	Reservation of Rights; No Admission.

Except as expressly provided in this Agreement and in any amendment among the Parties, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Parties to protect and preserve its rights, remedies and interests, including without limitation, its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in the Chapter 11 Cases. Without limiting the foregoing sentence in any way, if the Restructuring Transaction is not consummated, or if this Agreement is terminated for any reason, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies, claims and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

23.	Prevailing Party.

If any Party brings an action or proceeding against any other Party based upon a breach by such Party of its obligations hereunder, the prevailing Party shall be entitled to the reimbursement of all reasonable fees and expenses incurred, including reasonable attorneys’, accountants’ and financial advisors’ fees in connection with such action or proceeding, from the non-prevailing Party.

24.	Fiduciary Duties.

Notwithstanding anything to the contrary herein, (i) nothing in this Agreement shall require the Debtors or any directors or officers of the Debtors to take any action, or to refrain from taking any action, that would breach, or be inconsistent with, its or their fiduciary obligations under applicable law, and (ii) to the extent that such fiduciary obligations require the Debtors or any directors or officers of the Debtors to take any such action, or refrain from taking any such action, they may do so without incurring any liability to any Party under this Agreement; provided, however, that nothing in this Section 24 shall be deemed to amend, supplement or otherwise modify, or constitute a waiver of, any Termination Event that may arise as a result of any such action or omission.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall create any additional fiduciary obligations on the part of the Debtors or any directors or officers of the Debtors that did not exist prior to the execution of this Agreement.

25.	Representation by Counsel.

Each Party acknowledges that it has been represented by, or provided a reasonable period of time to obtain access to and advice by, counsel with respect to this Agreement and the Restructuring Transaction contemplated herein. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

26.	Relationship Among Parties.

Notwithstanding anything herein to the contrary, the duties and obligations of the Creditor Parties under this Agreement shall be several, not joint. It is understood and agreed that no Creditor Party has any duty of trust or confidence in any kind or form with any other Creditor Party or the Debtors, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Creditor Party may trade in the claims or other debt or equity securities of the Debtors without the consent of the Debtors or any other Creditor Party, subject to applicable securities laws and the terms of this Agreement; provided, however, that no Creditor Party shall have any responsibility for any such trading to any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Creditor Parties or the Debtors shall in any way affect or negate this understanding and agreement.

27.	Disclosure; Publicity.

The Debtors shall submit drafts to the Consenting Noteholders and the Initial Secured Lenders of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) business days prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. Except as required by law or court order, no Party or its advisors shall (a) use the name of any Creditor Party in any public manner (including in any press release) with respect to this Agreement, the Restructuring Transaction or any of the Restructuring Documents or (b) disclose to any Person (including, for the avoidance of doubt, any other Creditor Party), other than advisors to the Debtors, the principal amount or percentage of any Claims held by any Creditor Party, in each case, without such Creditor Party’s prior written consent; provided, however, that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Creditor Party a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Claims held by any Creditor Group, collectively. Notwithstanding the provisions in this Section 27, (x) any Party hereto may disclose the identities of the Parties hereto in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof, (y) any Party hereto may disclose, to the extent expressly consented to in writing by a Creditor Party, such Creditor Party’s identity and individual holdings, and (z) the Debtors may disclose the put option payments payable or paid in connection with the Restructuring Transaction as described in the Modified Plan.

28.	Provisions Applicable to Owners of Specified Holdings.

The provisions of this Section 28 (the “Specified Holdings Provisions”) shall apply to any Secured Lender to the extent that such Secured Lender and/or any Affiliate(s) thereof (the “Specified Holders”), collectively, own, beneficially or of record, directly or indirectly, any Specified Holdings (as defined below) (other than any Specified Holdings held by Scotia or Wells Fargo as custodian for, or otherwise on behalf of, any other Person who is not an Affiliate thereof, or otherwise in connection with broker-dealer or market-making activities thereof). Notwithstanding anything herein to the contrary, the Specified Holdings Provisions shall cease to apply at any time to a Secured Lender at any time that such Secured Lender and its Affiliates, collectively, do not own, beneficially or of record, directly or indirectly, any Specified Holdings. Notwithstanding the foregoing, if the Specified Holdings Provisions cease to apply due to the foregoing sentence, then the Specified Holdings Provisions shall automatically be reinstated at any time during which, and only for so long as, such Secured Lender and any Affiliate(s) thereof, collectively, hold Specified Holdings.

“Specified Holdings” means (a) at any time on or prior to the Effective Date, (i) any of ANV’s 8.75% senior unsecured notes due 2019 or (ii) any other general unsecured claims of ANV or the Debtors (other than any general unsecured claims of ANV or the Debtors which may be owned by Wells Fargo or Scotia (or any Affiliate thereof) as of the date hereof) or (b) at any time, when taken together with any Person(s) (as defined in ANV’s prepetition Credit Agreement as in effect on March 10, 2015 (the “Credit Agreement”) who would be deemed to be part of a “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) with the Specified Holder or any Affiliate(s) thereof, equity, or instruments convertible or exchangeable into equity (which, for purposes of this clause (b), shall be assumed to have been converted or exchanged into the maximum amount of equity which may be received therefor at the time of determination in accordance with this clause (b), regardless of whether the conditions or other requirements to such conversion or exchange have been met as of such time), representing more than 5% of the voting or economic power of all equity of ANV (or its successor).

The Specified Holders hereby agree as follows:

(1) with respect to any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action under the Credit Agreement or any other Credit Document (as defined in the Credit Agreement), (ii) other action on any matter related to any Credit Document or the approval of any plan of reorganization (including the Modified Plan) or (iii) direction to the Administrative Agent, any other agent or any Secured Lender to undertake any action (or refrain from taking any action) with respect to any Credit Document (each of clauses (i), (ii) and (iii), a “Lender Consent Matter”), that the Loans and other Secured Obligations (each as defined in the Credit Agreement) held by the Specified Holders shall be automatically and without further action voted or directed in the same percentage as the votes or directions by all other Secured Lenders under the Credit Agreement (e.g., (i) if other Secured Lenders under the Credit Agreement voted or directed 60% in favor and 40% against an action, the Specified Holders shall be deemed to have voted 60% in favor and 40% against such action and (ii) if there is only one other Secured Lender under the Credit Agreement, the Specified

Holders shall be deemed to vote in the same manner as such other Lender). Notwithstanding the foregoing, the Specified Holders shall have the right to consent (or decide not to consent) to any Lender Consent Matter that (a) requires, pursuant to Section 14.14(b) of the Credit Agreement, the consent or approval of each Lender (as defined in the Credit Agreement) or (b) affects the applicable Specified Holder, solely in its capacity as a Secured Lender, in a disproportionately adverse manner as compared to other Secured Lenders in their capacities as such; provided, that, at any time during which, and only for so long as, the Specified Holders are a party to this Agreement, the Specified Holders shall be deemed to consent to any Lender Consent Matter in respect of which it has a consent right under the foregoing clause (a) or (b) solely to the extent such consent is necessary to consummate the Restructuring Transaction on the terms expressly set forth in this Agreement, as in effect on July 23, 2015 without giving effect to any amendments, waivers, consents, supplements or other modifications thereto (including the Modified Plan attached hereto as Exhibit A as of July 23, 2015 without giving effect to any amendments, waivers, consents, supplements or other modifications thereto and the Restructuring Term Sheet attached hereto as Exhibit B as of July 23, 2015 without giving effect to any amendments, waivers, consents, supplements or other modifications thereto (it being understood and agreed that any modification, amendment or supplement to this Agreement (including, for the avoidance of doubt, the Modified Plan and/or the Restructuring Term Sheet) shall be governed by Section 9 hereof and shall not be governed by this Section 28;

(2) they shall not have any right to participate in any meetings, presentations, calls, e-mail updates or other communications among the Administrative Agent, any other agent(s) and/or any Secured Lender(s) or other holders of Secured Obligations, except to the extent that they are invited to attend such by the Administrative Agent (which decision shall be in the Administrative Agent’s sole and absolute discretion);

(3) they shall not be provided and shall not seek to access any legal, financial or other information prepared by, prepared at the request of or provided to the Administrative Agent or the other agents, Secured Lenders or holders of Secured Obligations (including, without limitation, such information prepared by legal and financial advisors to the Administrative Agent or the other Lenders, including Wachtell, Lipton, Rosen & Katz; Morris, Nichols, Arsht & Tunnell LLP; Fennemore Craig, P.C.; RPA Advisors, LLC; JDS Energy & Mining USA LLC; McMillan LLP; and Fasken Martineau), except to the extent the Administrative Agent agrees to provide such legal, financial or other information (which shall be in the Administrative Agent’s sole and absolute discretion);

(4) The Bank of Nova Scotia shall be the sole administrative agent and collateral agent under the Credit Agreement and there shall be no other administrative agents or collateral agents under the Credit Agreement);

(5) in connection with (a) the Chapter 11 Cases or (b) any other bankruptcy or insolvency proceeding relating to ANV and its subsidiaries, the Proposed Assignees, solely in their capacity as a Secured Lender, (x) hereby agree to support and not object to, solely in their capacity as a Secured Lender, to (1) any use of cash collateral (including any and all terms of any cash collateral order, a “Use of Cash Collateral”) and/or any debtor-in-possession financing (including any and all terms of any financing agreement, related documents and financing order, a “DIP Financing”)) that is supported by or consented to by the Administrative Agent, (2) any sale of any assets, whether under section 363 of the Bankruptcy Code or otherwise, that is supported by or consented to by the Administrative Agent (including the terms and conditions of any bidding procedures orders, sale orders and any and all purchase and sale agreements and related documents, a “363 Sale”) or (3) any other action taken by the Administrative Agent in connection with any Lender Consent Matter (unless, in the case of this sub-clause (3), the applicable Specified Holder has the right to consent (or decide not to consent) to such matter pursuant to the terms of sub-section (1) of this Section 28); provided that any such Use of Cash Collateral, DIP Financing or 363 Sale would not affect the applicable Specified Holder, solely in its capacity as a Secured Lender, in a disproportionately adverse manner as compared to other Secured Lenders in their capacities as such and (y) hereby, solely to effectuate or consummate a Use of Cash Collateral, DIP Financing, 363 Sale or matter described in the foregoing clause (3), in accordance with, and subject to the limitations set forth in, the preceding clause (x), irrevocably authorizes and empowers the Administrative Agent to vote the Loans and Secured Obligations of the Specified Holder on behalf of such Specified Holder with respect to the Loans and Secured Obligations held thereby in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Specified Holder to vote, in which case such Proposed Assignee shall vote its Loans and Secured Obligations as the Administrative Agent directs; and

(6) solely to give effect to the foregoing paragraph 5, each of the Specified Holders hereby constitute and appoint the Administrative Agent and any officer or agent of the Administrative Agent, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the place of such Specified Holder with respect to such Specified Holder’s Loans and Secured Obligations, to take any and all appropriate action and to execute any and all documents and instruments as, in the opinion of such attorney, may be necessary or desirable solely to accomplish the purposes of paragraph 5, which appointment as attorney shall be irrevocable and coupled with an interest.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

Allied Nevada Gold Corp.

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Executive Vice President & CEO

Allied Nevada Gold Holdings LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

Allied VGH Inc.

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

Allied VNC Inc.

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

ANG Central LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

[Signature Page to Amended and Restated Restructuring Support Agreement]

ANG Cortez LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

ANG Eureka LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

ANG North LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

ANG Northeast LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

ANG Pony LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

[Signature Page to Amended and Restated Restructuring Support Agreement]

Hasbrouck Production Company LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

Hycroft Resources & Development, Inc.

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

Victory Exploration Inc.

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

Victory Gold Inc.

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

[Signature Page to Amended and Restated Restructuring Support Agreement]

CONSENTING NOTEHOLDER

By:
Name:
Title:

Notice Address:

Facsimile:
Attention:

Principal Amount of Note Claims:
$

Principal Amount of Other Claims:
$

Equity Interests:

[Restructuring Support Agreement Signature Pages]

SECURED LENDER

By:
Name:
Title:

Notice Address:

Facsimile:
Attention:

Principal Amount of ABL Claims:
$

Notional Amount of Swap Claims:
$

Equity Interests:

EXHIBIT B

RESTRUCTURING TERM SHEET

RESTRUCTURING TERM SHEET

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Amended and Restated Restructuring Support Agreement (the “RSA”) to which this term sheet is attached or the Modified Plan (as defined in the RSA). The term “Company” shall refer to ANV and its subsidiaries, taken as a whole.

New First Lien Term Loan Credit Facility

On the Effective Date, Reorganized ANV will enter into a new first lien term loan credit facility (the “New First Lien Term Loan Credit Facility”) pursuant to which Reorganized ANV will issue new first lien term loans (the “New First Lien Term Loans”) in an original aggregate principal amount equal to the total amount of the ABL Claims and Swap Claims. The New First Lien Term Loans shall be distributed to the holders of the ABL Claims and Swap Claims on a pro rata basis in accordance with their respective claim amounts.

Agent. Scotia shall be the sole administrative agent and collateral agent under the New First Lien Term Loan Credit Facility, and there will be no other agents under the New First Lien Term Loan Credit Facility.

Guarantees and Security. All of the direct and indirect domestic subsidiaries of Reorganized ANV shall guarantee the payment of the New First Lien Term Loans. The New First Lien Term Loan Credit Facility will be secured by liens on substantially all assets of ANV and its subsidiaries, subject to exclusions consistent with the Documentation Standard (as defined below).

Documentation. Except as set forth herein, the documentation for the New First Lien Term Loan Credit Facility shall be based on the documentation of the prepetition Credit Agreement as in effect on March 10, 2015 (the “Documentation Standard”), as reasonably negotiated by the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders. The credit agreement for the New First Lien Term Loan Credit Facility (the “New First Lien Term Loan Credit Agreement”) will contain the affiliated lender provisions set forth on Annex I hereto.

Certain covenants.

	•	The terms of the New First Lien Term Loan Credit Facility will prohibit the incurrence of any other first lien debt, subject to customary exceptions for existing capital leases and refinancings thereof, existing purchase money debt and permitted refinancings thereof and commodity hedging arrangements, subject to limitations to be reasonably agreed upon, provided that in no case will there be a “general” first lien debt basket, “ratio” first lien debt basket, or “incremental” first lien debt basket.

•

The terms of the New First Lien Term Loan Credit Facility will prohibit the repayment (whether in cash or otherwise (other than repayments in the form of qualified capital stock (to be defined in a customary manner to be reasonably agreed) of ANV)) of debt that is contractually subordinated in right of payment, except for permitted refinancings thereof on customary terms (e.g., weighted average life to maturity and stated maturity no earlier than the refinanced debt, subordinated on terms at least as favorable to the New First Lien Term Loan Credit Facility as the refinanced debt, must PIK on terms at least as favorable to the New First Lien Term Loan Credit Facility as refinanced debt, etc.).

•	The terms of the New First Lien Term Loan Credit Facility will prohibit the repayment (whether in cash or otherwise (other than repayments in the form of qualified capital stock of ANV)) of any junior priority lien debt (including the New Second Lien Convertible Term Loan Credit Facility but excluding obligations owed to Jacobs Field Services (as defined below) under the Jacobs Agreements) or unsecured debt, except for permitted refinancings thereof on customary terms (e.g., weighted average life to maturity and stated maturity no earlier than the refinanced debt, must PIK on terms at least as favorable to the New First Lien Term Loan Credit Facility as refinanced debt, etc.). The terms of the New First Lien Term Loan Credit Facility (x) will permit the repayment of amounts required to be paid to Jacobs Field Services North America Inc. (“Jacobs Field Services”) pursuant to (i) Section 1 of that certain Release and Settlement Agreement, dated October 15, 2014, between Jacobs Field Services and Hycroft Resources & Development, Inc. (“Hycroft”), (ii) Section 1 of that certain Promissory Note, dated as of October 15, 2014 made by Hycroft in favor of Jacobs Field Services and/or (iii) that certain Guarantee, dated as of October 15, 2014 (the agreements referred to in clauses (i), (ii) and (ii), collectively, the “Jacobs Agreements”), made by ANV for the benefit of Hycroft and Jacobs Field Services and (y) will prohibit the repayment of amounts owed to Jacobs Field Services pursuant to the Jacobs Agreements prior to the dates set forth therein as the Jacobs Agreements are in effect as of the date hereof.

•	The terms of the New First Lien Term Loan Credit Facility will prohibit the Company from conducting operations other than in a manner reasonably consistent with the mining suspension plan.

Borrowing Base. The outstanding balance of the New First Lien Term Loan Credit Facility shall be subject to a cap amount equal to the borrowing base under the New First Lien Term Loan Credit Facility less $15.0 million (the “Cap Amount”). The borrowing base under the New First Lien Term Loan Credit Facility shall be calculated in a manner consistent with the Borrowing Base in the prepetition Credit Agreement. To the extent that Reorganized ANV is out of compliance with a monthly revaluation of the Cap Amount, the New First Lien Term Loan Credit Facility shall be subject to a prompt (and in any event, within two business days of such monthly revaluation) Cash paydown to reduce the principal amount of New First Lien Term Loans to less than the Cap Amount.

Maturity. The New First Lien Term Loan Credit Facility shall mature on March 31, 2017.

Pilot Plant covenant. The New First Lien Term Loan Credit Facility shall contain a covenant requiring the Company to have received the results from the pilot plant no later than November 30, 2015, and to share such results with the lenders under the New First Lien Term Loan Credit Facility.

Interest. The New First Lien Term Loan Credit Facility shall bear interest at one month LIBOR + 550bps, payable monthly.

Asset Sales. On and after the Effective Date, cash in an amount equal to 100% of the net cash proceeds from any sale of (i) assets currently identified as Held for Sale on the balance sheet of the Company (the “Balance Sheet”) and (ii) other asset sales and dispositions (other than sales of gold and silver inventory in the ordinary course of business) (clauses (i) and (ii), together with the Secured ABL/Swap Claims Asset Sales, the “Specified Asset Sales”) shall be used to repay promptly (and in any event, within two business days of the receipt of such net cash proceeds) the New First Lien Term Loan Credit Facility.

New First Lien Term Loan Excess Cash Flow Payments. Within 21 days after the end of the last day of each fiscal month ended after the Secured ABL/Swap Claims Excess Cash Flow Period (each such fiscal month, a “New First Lien Term Loan Excess Cash Flow Period”) until the maturity of the New First Lien Term Loan Credit Facility, the Company shall prepay (a “New First Lien Term Loan Excess Cash Flow Payment”) the New First Lien Term Loans on a pro rata basis in an amount equal to the New First Lien Term Loan Excess Cash Flow Payment Amount for such New First Lien Term Loan Excess Cash Flow Period; provided, however, that, if (i) on the last day of the applicable New First Lien Term Loan Excess Cash Flow Period, the Company would have had less than $7.5 million of Cash on hand on a pro forma basis after giving effect to such New First Lien Term Loan Excess Cash Flow Payment had such payment been made on such date, the amount of such New First Lien Term Loan Excess Cash Flow Payment shall be reduced to the maximum amount that would have resulted in the Company having at least $7.5 million of Cash on hand on such date had such New First Lien Term Loan Excess Cash Flow Payment been made on such date (such reduction, the “New First Lien Term Loan Excess Cash Flow Period-End Reduction”) or (ii) on the date of such New First Lien Term Loan Excess Cash Flow Payment, the Company will have less than $4.0 million of Cash on hand on such date after giving effect to such New First Lien Term Loan Excess Cash Flow Payment, the amount of such New First Lien Term Loan Excess Cash Flow Payment shall be reduced to the maximum amount that will result in the Company having at least $4.0 million of Cash on hand on such date (such reduction, the “New First Lien Term Loan Excess Cash Flow Payment Date Reduction”) (it being understood and agreed, for the avoidance of doubt, that if both the New First Lien Term Loan Excess Cash Flow Period-End Reduction and the New First Lien Term Loan Excess Cash Flow Payment Date Reduction are applicable, then the amount the Company shall have to pay in respect of the New First Lien Term Loan Excess Cash Flow Payment Amount shall be equal to the lesser of (x) the amount calculated after taking into account the New First Lien Term

Loan Excess Cash Flow Period-End Reduction and (y) the amount calculated after taking into account the New First Lien Term Loan Excess Cash Flow Payment Date Reduction); provided, further, that the amount of any such reduction pursuant to the foregoing proviso shall be automatically due and payable on the first day after the date of the applicable New First Lien Term Loan Excess Cash Flow Payment on which the Reorganized Debtors have greater than $7.5 million of Cash on hand (such that any Cash on hand in excess of $7.5 million shall be used to repay New First Lien Term Loans on such day in an amount not to exceed the applicable reduction).

“Excess Cash Flow” shall mean, for any period and without duplication:

(a) the Company’s net Cash provided by operating activities during such period (as determined in accordance with GAAP); minus

(b) solely to the extent clause (a) is not reduced thereby for such period, Cash capital expenditures during such period (as determined in accordance with GAAP) which are consistent with the Company’s “suspension plan” (other than capital expenditures related to the development of the sulfide demonstration plant) in an amount not to exceed $100,000 in the aggregate in any fiscal month; minus

(c) solely to the extent clause (a) is not reduced thereby for such period, the repayment of obligations owed under the Jacobs Agreements (as defined below) during such period to the extent such payments are not prohibited by the New First Lien Term Loan Credit Facility; provided that such payments shall not exceed $4 million in April 2016 and $1,189,706 in October 2016; minus

(d) solely to the extent that any Specified Asset Sale made during such period increases clause (a) for such period, an amount equal to the net proceeds of such Specified Asset Sale which so increased clause (a) and which are used to make mandatory prepayments of ABL Claims and Swap Claims (together, “Secured Claims”) and/or New First Lien Term Loans during such period; minus

(e) solely to the extent clause (a) is not reduced thereby for such period, (i) required or scheduled payments in respect of capital lease obligations and/or equipment financings paid during such period not to exceed $400,000 in the aggregate for such period, (ii) any scheduled cash fees (other than Fees) or cash interest paid in respect of the Secured Claims and any New First Lien Term Loans during such period and (iii) any fees or expenses paid by the Company to advisors, consultants, attorneys or other professionals (whether of the Company or any stakeholder or otherwise) (collectively, “Fees”) during such period; provided that any such fees or expenses, when taken together with all fees and expenses paid to such persons on or after August 1, 2015, do not exceed $15.0 million in the aggregate; plus

(f) solely to the extent clause (a) is reduced thereby for such period, (i) payments in respect of capital lease obligations and/or equipment financings paid during such period to the extent such payments (x) exceed $400,000 in the aggregate for such period or (y) are voluntary or otherwise paid prior to the date due and payable under the terms thereof as of the date hereof, (ii) any cash fees or cash interest paid in respect of indebtedness during such period (other than indebtedness consisting of the Secured Claims and/or any New First Lien Term Loans) and (iii) any Fees paid during such period, which, when taken together with all Fees paid on or after August 1, 2015, exceed $15.0 million in the aggregate.

“New First Lien Term Loan Excess Cash Flow Payment Amount” shall mean, for any New First Lien Term Loan Excess Cash Flow Period, (x) 50% of Excess Cash Flow for such New First Lien Term Loan Excess Cash Flow Period less (y) the amount of voluntary prepayments of the New First Lien Term Loans made during such New First Lien Term Loan Excess Cash Flow Period (it being understood that the New First Lien Term Loans shall be incurred on the Effective Date and, accordingly, no such voluntary prepayments of New First Lien Term Loans can occur prior to the Effective Date).

JDS report	ANV will cooperate with JDS in producing, and will pay the fees and expenses of JDS in connection with producing, an engineering report as promptly as practicable and as contemplated in the JDS engagement letter dated June 25, 2015 and reviewed by ANV.

Intercreditor Agreement	The agent under the New Second Lien Convertible Notes and the agent under the New First Lien Term Loan Credit Facility shall enter into an intercreditor agreement (the “New Intercreditor Agreement”), in form and substance reasonably satisfactory to the Debtors, the Requisite Secured Lenders and the Requisite Exit Facility Lenders, establishing that the New Second Lien Convertible Notes are subordinated indebtedness (only (x) in right of payment with respect to principal and interest and (y) as to priority of liens) relative to the New First Lien Term Loan Credit Facility. Without limitation, the New Intercreditor Agreement will (i) provide that all liens securing the New Second Lien Convertible Notes are junior in priority to the liens securing the New First Lien Term Loan Credit Facility, (ii) prohibit the New Second Lien Convertible Notes from being guaranteed by any persons, or secured by any assets, that do not respectively guarantee or secure the New First Lien Term Loan Credit Facility, (iii) provide for a customary “standstill” on the holders of the New Second Lien Convertible Notes of 180 days with respect to the exercise of remedies against common collateral, and (iv) restrict the rights of the holders of the New Second Lien Convertible Notes to object to (A) any DIP financing provided by the holders of the New First Lien Term Loan Credit Facility, or which is (I) consented to by the requisite New First Lien Term Loan Credit Facility lenders and (II) secured by liens senior to or pari passu with the New First Lien Term Loan Credit Facility (and, in either case, the liens securing the New Second Lien Convertible Notes will be subordinate to the liens securing such DIP Financing); provided, that, in either case, the aggregate principal amount of such DIP financing and the New First Lien Term Loans shall not exceed an amount equal to the aggregate principal amount of the New First Lien Term Loans as of the applicable petition date plus $50 million, and (B) the seeking of adequate protection by the holders of the New First Lien Term Loan Credit Facility, or the sale of common collateral or other assets of the Reorganized Debtors (or Reorganized ANV as a whole) under Section 363 of the Bankruptcy Code if such sale is consented to by the holders of the New First Lien Term Loan Credit Facility, in each case, subject to certain customary exceptions to be agreed. The New Intercreditor Agreement will also include a customary par purchase right for the benefit of certain Exit Facility Lenders with respect to a purchase of the New First Lien Term Loans and other obligations under the New First Lien Term Loan Credit Facility.

FTI	The addendum to FTI Consulting Inc.’s (“FTI”) engagement letter regarding FTI’s role with respect to operations is attached as Annex II hereto. The Company shall provide reasonable access to FTI to the holders of Secured Claims and New First Lien Term Loans.

Annex I

Affiliated Lender Provisions

The following provisions (the “Affiliated Lender Provisions”) shall be contained in the New First Lien Term Loan Credit Agreement and shall be applicable to any Person (to be defined consistent with the Documentation Standard) that is an Affiliated Lender (as defined below).

As used herein, “Affiliated Lender” means any Person (to be defined consistent with the Documentation Standard) that, when taken together with any Affiliate(s) (to be defined consistent with the Documentation Standard) thereof and any Person(s) who would be deemed to be part of a “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date of the New First Lien Term Loan Credit Agreement) with such Person or any Affiliate(s) thereof, owns, beneficially or of record, directly or indirectly, equity, or instruments convertible or exchangeable into equity (which, for purposes of this definition, shall be assumed to have been converted or exchanged into the maximum amount of equity which may be received therefor at the time of determination in accordance with this definition, regardless of whether the conditions or other requirements to such conversion or exchange have been met as of such time), representing more than 5% of the voting or economic power of all equity of ANV (or its successor), provided that any such interests held by Scotia or Wells Fargo as custodian for, or otherwise on behalf of, any other Person who is not an Affiliate thereof, or otherwise in connection with broker-dealer or market-making activities thereof, shall not be considered to be “owned” by Scotia or Wells Fargo, as applicable, for purposes of this provision.

1.	With respect to any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action under the New First Lien Term Loan Credit Agreement or any other related definitive credit documentation (collectively, the “Credit Documents”), (ii) other action on any matter related to any Credit Document or the approval of any plan of reorganization or (iii) direction to the administrative agent of the New First Lien term Loan Credit Agreement (the “Administrative Agent”), any other agent or any lender (each, a “Lender” and, collectively, the “Lenders”) to undertake any action (or refrain from taking any action) with respect to any Credit Document (each of clauses (i), (ii) and (iii), a “Lender Consent Matter”), that the New First Lien Term Loans and other Secured Obligations (to be defined consistent with the Documentation Standard) held by the Affiliated Lenders would be automatically and without further action voted or directed in the same percentage as the votes or directions by all other Lenders under the New First Lien Term Loan Credit Agreement (e.g., (i) if other Lenders under the New First Lien Term Loan Credit Agreement voted or directed 60% in favor and 40% against an action, the Affiliated Lenders would be deemed to have voted 60% in favor and 40% against such action and (ii) if there is only one other Lender under the New First Lien Term Loan Credit Agreement, the Affiliated Lenders would be deemed to vote in the same manner as such other Lender). Notwithstanding the foregoing, the Affiliated Lenders shall have the right to consent (or decide not to consent) to any Lender Consent Matter that (a) requires the consent or approval of each Lender (which shall be consistent with Section 14.14(b) of ANV’s prepetition Credit Agreement as in effect on March 10, 2015) or (b) affects the applicable Affiliated Lender, solely in its capacity as a Lender, in a disproportionately adverse manner as compared to other Lenders in their capacities as such;

2.	The Affiliated Lenders will not have any right to participate in any meetings, presentations, calls, e-mail updates or other communications among the Administrative Agent, any other agent(s) and/or any Lender(s) or other holders of Secured Obligations, except to the extent that they are invited to attend such by the Administrative Agent (which decision shall be in the Administrative Agent’s sole and absolute discretion);

3.	The Affiliated Lenders shall not be provided and shall not seek to access any legal, financial or other information prepared by, prepared at the request of or provided to the Administrative Agent or the other agents, Lenders or holders of Secured Obligations (including, without limitation, such information prepared by legal and financial advisors to the Administrative Agent or the other Lenders, including Wachtell, Lipton, Rosen & Katz; Morris, Nichols, Arsht & Tunnell LLP; Fennemore Craig, P.C.; RPA Advisors, LLC; JDS Energy & Mining USA LLC; McMillan LLP; and Fasken Martineau), except to the extent the Administrative Agent agrees to provide such legal, financial or other information (which shall be in the Administrative Agent’s sole and absolute discretion);

4.	In connection with any bankruptcy or insolvency proceeding relating to ANV and its subsidiaries, the Affiliated Lenders, solely in their capacity as a Lender, (x) will not support and not object to, solely in their capacity as a Lender, (1) any use of cash collateral (including any and all terms of any cash collateral order, a “Use of Cash Collateral”) and/or any debtor-in-possession financing (including any and all terms of any financing agreement, related documents and financing order, a “DIP Financing”)) that is supported by or consented to by the Administrative Agent, (2) any sale of any assets, whether under section 363 of the Bankruptcy Code or otherwise, that is supported by or consented to by the Administrative Agent (including the terms and conditions of any bidding procedures orders, sale orders and any and all purchase and sale agreements and related documents, a “363 Sale”) or (3) any other action taken by the Administrative Agent in connection with any Lender Consent Matter (unless, in the case of this clause (3), the applicable Affiliated Lender has the right to consent (or decide not to consent) to such matter pursuant to the terms of paragraph 1 above); provided that any such Use of Cash Collateral, DIP Financing or 363 Sale would not affect the applicable Affiliated Lender, solely in its capacity as a Lender, in a disproportionately adverse manner as compared to other Lenders in their capacities as such and (y) would, solely to effectuate or consummate a Use of Cash Collateral, DIP Financing, 363 Sale or matter described in the foregoing clause (3), in accordance with, and subject to the limitations set forth in, the preceding clause (x), irrevocably authorize and empower the Administrative Agent to vote the Loans and Secured Obligations of the Affiliated Lenders on behalf of such Affiliated Lenders with respect to the Loans and Secured Obligations held thereby in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote its Loans and Secured Obligations as the Administrative Agent directs;

5.	Solely to give effect to the foregoing paragraph 4, each of the Affiliated Lenders will constitute and appoint the Administrative Agent and any officer or agent of the Administrative Agent, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the place of such Affiliated Lender with respect to such Affiliated Lender’s Loans and Secured Obligations, to take any and all appropriate action and to execute any and all documents and instruments as, in the opinion of such attorney, may be necessary or desirable solely to accomplish the purposes of paragraph 4, which appointment as attorney shall be irrevocable and coupled with an interest; and

6.	In connection with the entry into any facility which refinances, amends, replaces or otherwise modifies the New First Lien Term Loan Credit Agreement, the Affiliated Lenders will consent to the inclusion of restrictions thereon consistent with the foregoing Affiliated Lender Provisions.

Annex II

FTI Engagement Letter Addendum

Steven D. Simms Senior Managing Director FTI Consulting, Inc. 3 Times Square New York, NY 10036 Office - 212-841-9369 steven.simms@fticonsulting.com

PRIVATE & CONFIDENTIAL

As of July 6, 2015

Allied Nevada Gold Corp.

Mr. Stephen Jones

Executive Vice President and Chief Financial Officer

9790 Gateway Drive, Suite 200

Reno, NV 89521

Re: Second Addendum to Allied Nevada Gold Corp. Engagement Contract

Dear Mr. Jones:

1.	Introduction

Reference is hereby made to (1) that certain engagement contract, dated March 2, 2015 (the “Engagement Contract”), between Allied Nevada Gold Corp. (the “Company”) and FTI Consulting, Inc. (“FTI”) and (2) an addendum to the Engagement Contract dated April 27, 2015 (the “First Addendum”). Capitalized terms used (but not defined) herein shall have the meanings ascribed to such terms in the Engagement Contract. In addition to the Services set forth in the Engagement Contract and the First Addendum, the Company has requested that FTI provide certain supplemental services (the “Supplemental Services”) to the Company. Therefore, in consideration of the terms of the Engagement Contract and the terms of this second addendum (the “Second Addendum”), the Company and FTI agree to supplement the Engagement Contract as described herein.

2.	Supplemental Services

In addition to the Services described in the Engagement Contract and the First Addendum, FTI will also provide the following Supplemental Services:

•	Meet with site management to discuss operations, plans and capital requirements;

•	Assist in the development of a detailed operating plan;

•	As necessary: (i) provide an independent, third party review of the Company’s transition plans, (ii) help the Company to manage the transition to the new operating program, and (iii) assist to stabilize the Company’s post transition operations;

•	Review the Company’s approach to optimizing costs in a reduced operating level environment;

Allied Nevada Gold Corp.

As of July 6, 2015

•	Assess inventory levels given the new operating plans;

•	Provide feedback on potential efficiency improvements that may improve the Company’s overall operations;

•	Assist management ot address and resolve vendor issues during the planned operational transition;

•	Assist the Company, if requested, to comply with reporting requirements imposed by the court, the lenders, regulatory agencies and/or other key constituencies; and

•	Assist the Company, if requested, in compiling information and/or completing analyses required to the finalization of the Company’s plan of reorganization.

3.	Terms and Conditions

The terms of the Engagement Contract, including the Standard Terms and Conditions, and as further modified or supplemented by the order of the United States Bankruptcy Court for the District of Delaware dated April 15, 2015 authorizing the employment and retention of FTI by the Company and the First Addendum, set forth the duties of each party with respect to FTI’s services to the Company and are hereby incorporated by reference into this Second Addendum, and such terms are an integral part of this Second Addendum. Further, this Second Addendum, the First Addendum, the Engagement Contract, and the Standard Terms and Conditions comprise the entire agreement for the provision of the services by FTI, including the Supplemental Services, to the exclusion of any other express or implied terms, whether expressed orally or in writing, including any conditions, warranties and representations, and shall supersede all previous proposals, letters of engagement, undertakings, agreements, understandings, correspondence and other communications, whether written or oral, regarding FTI’s services.

4.	Acknowledgement and Acceptance

Please acknowledge your acceptance of the terms of this Second Addendum by signing both the confirmation below and returning a copy of each to us at the above address.

If you have any questions regarding this Second Addendum, please do not hesitate to contact Steven D. Simms at 212-841-9369.

Yours faithfully,

FTI CONSULTING, INC.

By:	/s/ Steven D. Simms
Steven D. Simms
Senior Managing Director

Allied Nevada Gold Corp.

As of July 6, 2015

Confirmation of Terms of Second Addendum to Engagement Contract

We agree to engage FTI Consulting, Inc. upon the supplemental terms set forth herein.

Allied Nevada Gold Corp.

By:	/s/ Stephen Jones
Stephen Jones
Executive Vice President, Secretary and Chief Financial Officer

Date:	July 6, 2015

EXHIBIT C

JOINDER AGREEMENT

[            ], 2015

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Amended and Restated Restructuring Support Agreement, dated as of July 23, 2015 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among Allied Nevada Gold Corp., a Delaware corporation (“ANV”), and its direct and indirect subsidiaries parties thereto (together with ANV, the “Debtors”), and the entities and persons named therein as “Creditor Parties” thereunder. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

1. Agreement to be Bound. The Transferee hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached hereto as Annex I (as the same has been or may hereafter be amended, restated or otherwise modified from time to time in accordance with the provisions hereof). The Transferee shall hereafter be deemed to be a “[Consenting Noteholder / Secured Lender]” and a “Party” for all purposes under the Agreement and with respect to all claims against and interests in the Debtors held such Transferee.

2. Representations and Warranties. The Transferee hereby makes the representations and warranties of the Creditor Parties set forth in Section 8 of the Agreement to each other Party or only the Debtors (as applicable).

3. Governing Law. This joinder agreement (the “Joinder Agreement”) to the Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Transferee has caused this Joinder Agreement to be executed as of the date first written above.

Name of Transferor:

Name of Transferee:

By:
Name:
Title:

Notice Address:

Facsimile:
Attention:

with a copy to:

Facsimile:
Attention:

Principal Amount of ABL Claims:	$

Notional Amount of Swap Claims:	$

Principal Amount of Note Claims:	$

Principal Amount of Other Claims:	$

Equity Interests:

[Joinder Agreement to

Amended and Restated Restructuring Support Agreement Signature Page]

EXHIBIT D

DIP WAIVER

Current Default DIP Waiver

Effective as of July 23, 2015, the Majority Lenders agree to waive any Default or Event of Default and any anticipated Default or Event of Default arising solely out of (a) non-compliance with Section 2.1 of the DIP Credit Agreement, solely to the extent the Lenders have funded any Additional Loans, (b) Sections 13.1(j) and (k)(ii) of the DIP Credit Agreement, solely with respect to any non-payment of Capital Lease obligations of the Obligors, (c) Section 13.1(t) of the DIP Credit Agreement, solely to the extent that the suspension of the operation of the Hycroft Mine constitutes a Material Adverse Change, and (d) the failure by the Obligors to comply with (1) Section 11.1(ee) of the DIP Credit Agreement, so long as the Obligors are complying with the milestones set forth in Section 4(a)(iv) of the Restructuring Support Agreement (subject to an extension of 30 calendar days for each of such milestones), (2) Sections 11.1(k), (w)(i) and (x) of the DIP Credit Agreement, strictly based on the suspension of the operation of the Hycroft Mine, as suspended on the date hereof, (3) Section 11.2(q)(ii) of the DIP Credit Agreement solely with respect to the four week periods ended May 24, 2015, May 31, 2015, June 7, 2015, June 14, 2015, June 21, 2015, June 28, 2015, July 5, 2015, July 12, 2015, July 19, 2015, July 26, 2015, August 2, 2015, August 9, 2015 and August 16, 2015 (4) Section 11.2(q)(iii) of the DIP Credit Agreement solely with respect to the four week periods ended May 24, 2015, May 31, 2015, June 7, 2015, June 14, 2015, June 21, 2015, June 28, 2015, July 5, 2015, July 12, 2015, July 19, 2015, July 26, 2015, August 2, 2015, August 9, 2015 and August 16, 2015 (5) Section 11.2(q)(iv) of the DIP Credit Agreement solely with respect to the monthly period ended May 31, 2015, June 30, 2015 and July 31, 2015 (6) Section 11.1(ff)(i) of the DIP Credit Agreement solely with respect to delivery of an update to the Approved Budget solely for the delivery dates of May 21, 2015 and June 18, 2015, (7) Sections 11.1(hh) and (ii) of the DIP Credit Agreement, solely to the extent such failure to comply is as a result of non-payment of Capital Lease obligations of the Obligors and (8) Paragraph 21 of the Final Order, only with respect to the requirement that the Obligors use cash in an amount equal to 100% of any net cash proceeds of the sale of the Obligors’ exploration properties to Clover Nevada LLC consummated on June 29, 2015 to immediately satisfy any outstanding ABL Secured Obligations, solely to the extent such proceeds (less an amount equal to $2,500,000) shall have been applied to satisfy the ABL Secured Obligations on the date hereof. Except as expressly set forth herein, the waiver set forth herein shall not operate as a waiver of any right, power or remedy of the Agent or Lenders, nor constitute a waiver of any provision of the DIP Credit Agreement or the other Credit Documents or be deemed or construed to constitute a course of dealing or any other basis for altering the Secured Obligations of any Obligor.

Prospective DIP Waiver

Subject to the terms and conditions set forth herein, effective as of July 23, 2015 until the date upon which the Majority Lenders (or their representative) provide written notice to the Obligors

(which may be through electronic mail or otherwise) that this Waiver (as defined below) has been terminated, retracted and/or withdrawn (the “Waiver Period”), the Majority Lenders agree to waive any anticipated Default or Event of Default arising solely out of (a) non-compliance after the date hereof with Section 2.1 of the DIP Credit Agreement, solely to the extent the Lenders have funded any Additional Loans and (b) the failure by the Obligors to comply after the date hereof with (1) Section 11.1(ff)(i) of the DIP Credit Agreement solely with respect to any update to the Approved Budget that is required to be delivered after the date hereof, solely to the extent such failure to comply is due to the delayed approval by the Majority Lenders of such update to the Approved Budget, (2) Section 11.2(q)(i) of the DIP Credit Agreement solely with respect to any weekly testing period ended after the date hereof, (3) Section 11.2(q)(ii) of the DIP Credit Agreement solely with respect to any four-week testing period ended after August 16, 2015, (4) Section 11.2(q)(iii) of the DIP Credit Agreement solely with respect to any four-week testing period ended after August 16, 2015 and (5) Section 11.2(q)(iv) of the DIP Credit Agreement solely with respect to any monthly testing period ended after July 31, 2015 (the Defaults and Events of Default in this clause (ii), the “Specified Defaults”). Except as expressly set forth herein, the waivers set forth herein (collectively, this “Waiver”) shall not operate as a waiver of any right, power or remedy of the Agent or Lenders, nor constitute a waiver of any provision of the DIP Credit Agreement or the other Credit Documents or be deemed or construed to constitute a course of dealing or any other basis for altering the Secured Obligations of any Obligor. This Waiver is strictly limited to (x) any anticipated Default and/or Event of Default occurring after the date hereof and (y) with respect to the Specified Defaults, the Waiver Period. It is expressly understood and agreed by the Obligors that upon a termination of the Waiver Period all Specified Defaults that have occurred through and including such date of termination shall be deemed to be in existence, unremedied and continuing for an intents and purposes under the Credit Documents and subject to the remedies set forth in Section 13.2 of the DIP Credit Agreement and the other Credit Documents.